Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-166303

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
8.375% Senior Notes due 2022	$300,000,000	$34,380(1)
Guarantee(2)

(1)	The filing fee of $34,380 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(n), no separate registration fee is payable for the guarantee.

P R O S P E C T U S   S U P P L E M E N T

(To prospectus dated April 26, 2010)

$300,000,000

AK Steel Corporation

8.375% Senior Notes due 2022

The Company:

•

We are an integrated producer of flat-rolled carbon, specialty stainless and electrical steels and tubular products for the automotive, infrastructure and manufacturing, and distributors and converters markets.

The Offering:

•	Use of Proceeds: We intend to use the net proceeds from this offering to repay borrowings under the asset-backed revolving credit facility of AK Steel Corporation (“AK Steel”).

The Senior Notes:

•	Maturity: The notes will mature on April 1, 2022.
•	Interest Payments: The notes will pay interest semi-annually in cash in arrears on April 1 and October 1 of each year, beginning on October 1, 2012.
•	Guarantee: AK Steel Holding Corporation (“AK Holding”), the parent of AK Steel, will guarantee the notes on a senior unsecured basis.
•

Ranking: The notes will be AK Steel’s senior unsecured obligations and will rank equal in right of payment with all of its existing and future senior unsecured debt, will rank senior in right of payment to all of its future subordinated debt and will effectively rank junior to all of its secured debt to the extent of the value of the collateral securing that debt. The notes also will be effectively subordinated to all of the liabilities of the subsidiaries of AK Steel that do not guarantee the notes, and none of AK Steel’s subsidiaries will initially guarantee the notes.

•

Optional Redemption: AK Steel may redeem the notes before April 1, 2017, at a price equal to the principal amount of notes being redeemed plus a “make-whole” premium plus accrued and unpaid interest, and on and after April 1, 2017 at the redemption prices set forth in this prospectus supplement plus accrued and unpaid interest. If AK Steel experiences certain specific kinds of changes of control, it must offer to purchase the notes. In addition, before April 1, 2015, AK Steel may redeem up to 35% of the principal amount of the notes with the proceeds of certain equity offerings of AK Holding’s shares of common stock at a redemption price of 108.375% plus accrued and unpaid interest.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 and “Item 1A—Risk Factors” in AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 27, 2012, which is incorporated by reference herein, for a discussion of factors you should consider carefully before investing in the notes.

	Per Note	Total
Public offering price (1)	100.000%	$300,000,000
Underwriting discount	2.000%	$6,000,000
Proceeds, before expenses, to us (1)	98.000%	$294,000,000

(1) Plus accrued interest from March 22, 2012

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about March 22, 2012.

Joint Book-Running Managers

BofA Merrill Lynch

J.P. Morgan

Citigroup

Credit Suisse

Deutsche Bank Securities

Wells Fargo Securities

Co-Managers

Morgan Stanley

Barclays Capital

FBR

Fifth Third Securities, Inc.

Goldman, Sachs & Co.

PNC Capital Markets LLC

UBS Investment Bank

The date of this prospectus supplement is March 19, 2012.

PROSPECTUS SUPPLEMENT

PROSPECTUS

This document may only be used where it is legal to sell these securities.

NOTICE TO NEW HAMPSHIRE RESIDENTS

Neither the fact that a registration statement or an application for a license has been filed under RSA 421-B with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Further, you should not assume that information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus with respect to this offering filed by us with the Securities and Exchange Commission (the “SEC”) is accurate as of any date other than the date of this prospectus supplement, the accompanying prospectus or any such free writing prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

If the description of this offering or the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement. You should also read and consider the additional information under the captions “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

The underwriters are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise stated, or the context otherwise requires, references in this prospectus supplement to “we,” “us,” “our” and “the Company” are to AK Holding and its consolidated subsidiaries, including AK Steel.

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus supplement that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “should” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in our forward-looking statements. You should not put undue reliance on any forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	reduced selling prices and shipments associated with a cyclical industry and weakened economy;

•	changes in the cost of raw materials and energy;

•	severe financial hardship or bankruptcy of one of more of our major customers;

S-ii

•	reduced demand in key product markets;

•	competitive pressure from increased global steel production and imports;

•	excess inventory of raw materials;

•	issues with respect to our supply of raw materials, including disruptions or quality issues;

•	disruptions to production or reduced production levels;

•	our healthcare and pension obligations and related laws and regulations, which could include the recognition of a corridor charge with respect to our pension and other postretirement benefit plans;

•	not timely reaching new labor agreements;

•	major litigation, arbitrations, environmental issues and other contingencies;

•	costs associated with environmental compliance;

•	regulatory compliance and changes;

•	climate change and greenhouse gas emission limitations and regulations;

•	financial, credit, capital or banking markets;

•	the value of our net deferred tax assets;

•	increased governmental regulation of mining activities;

•	inability to hire or retain skilled labor and experienced manufacturing and mining managers; and

•	lower quantities or quality of estimated coal reserves of AK Coal Resources, Inc. (“AK Coal”).

The risk factors discussed under “Item 1A — Risk Factors” in AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2011, and under similar headings in AK Holding’s subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus, could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. We expressly disclaim any obligation to update our forward-looking statements other than as required by law.

WHERE YOU CAN FIND MORE INFORMATION

AK Holding is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, in accordance with these requirements, AK Holding files reports and other information relating to its business, financial condition and other matters with the SEC. AK Holding is required to disclose in such reports certain information, as of particular dates, concerning its operating results and financial condition, officers and directors, principal holders of shares, any material interests of such persons in transactions with us and other matters. AK Holding’s filed reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of such site is: http://www.sec.gov. Reports, proxy statements and other information concerning AK Holding’s business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

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INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below. The information that we file later with the SEC will automatically update and in some cases supersede the information in this prospectus and the documents listed below.

•	AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2011;

•

AK Holding’s Definitive Proxy Statement on Schedule 14A filed on April 11, 2011, but only to the extent that such information was incorporated by reference into AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2010;

•	AK Holding’s Current Reports on Form 8-K filed on February 7, 2012 and March 14, 2012; and

•

future filings made by AK Holding and AK Steel with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of this offering.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Secretary, AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, Telephone No. (513) 425-5000.

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SUMMARY

This summary does not include all information you should consider before investing in the notes. For a more complete understanding of the Company and the notes, we urge you to carefully read this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein in its entirety, including the sections entitled “Risk Factors,” “Forward-Looking Statements,” and our financial statements and the related notes. Unless otherwise stated, or the context otherwise requires, references in this prospectus supplement to “we,” “us,” “our” and “the Company” are to AK Holding and its consolidated subsidiaries, including AK Steel. Unless otherwise indicated, steel industry data contained in this prospectus supplement are derived from publicly available sources, including industry trade journals and SEC filings, which we have not independently verified.

Business Overview

We are an integrated producer of flat-rolled carbon, stainless and electrical steels and tubular products. We produce value-added carbon steels for the automotive, infrastructure and manufacturing markets. Our stainless steel products are sold primarily to customers in the automotive industry, as well as to manufacturers of food handling, chemical processing, pollution control, medical and health equipment, and to distributors and service centers. Our electrical steels, which are iron-silicon alloys with unique magnetic properties, are sold primarily to manufacturers of power transmission and distribution transformers. Our tubular products are used primarily in the automotive, large truck and construction markets. We have the capacity to ship approximately 6.5 million tons of steel products annually, and for the year ended December 31, 2011, we shipped approximately 5.7 million tons of steel products. For the year ended December 31, 2011, we generated revenue, net income (loss) attributable to AK Holding and Adjusted EBITDA of $6.5 billion, ($155.6) million and $257.6 million, respectively. For the year ended December 31, 2010, we generated revenue, net income (loss) attributable to AK Holding and Adjusted EBITDA of $6.0 billion, ($128.9) million and $136.1 million, respectively.

Our operations consist of seven steelmaking and finishing plants located in Indiana, Kentucky, Ohio and Pennsylvania that produce flat-rolled carbon steels, including premium-quality coated, cold-rolled and hot-rolled products, and specialty stainless and electrical steels that are sold in sheet and strip form. Our operations also include AK Tube LLC (“AK Tube”), which further finishes flat-rolled carbon and stainless steel into welded steel tubing at its two tube plants. In addition, our operations include European trading companies which buy and sell steel and steel products and other materials. During 2011, we entered into a joint venture (“Magnetation JV”) whereby we acquired a 49.9% equity interest in Magnetation LLC, a company headquartered in Minnesota that produces iron ore concentrate from previously mined ore reserves, and purchased Solar Fuel Company, Inc., a company headquartered in Pennsylvania which controls, through ownership and lease, metallurgical coal reserves and which we renamed AK Coal.

Additional Information

AK Holding and AK Steel are incorporated under the laws of the State of Delaware. Our principal executive offices are located on 9227 Centre Point Drive, West Chester, Ohio 45069, and our telephone number at that address is (513) 425-5000. Our internet address is www.aksteel.com. Other than any documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus supplement is not part of this prospectus supplement.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section entitled “Description of Notes” in this prospectus supplement and the indenture dated May 11, 2010, among AK Steel, AK Holding, and U.S. Bank National Association, as trustee (the “Trustee”), and the second supplemental indenture to be dated as of the closing date (as supplemented, the “Indenture”), relating to the notes.

Issuer	AK Steel Corporation
Notes offered	$300.0 million principal amount of 8.375% Senior Notes due 2022.
Maturity	April 1, 2022.
Interest payment dates	April 1 and October 1 of each year, beginning on October 1, 2012.
Change of control

If a change of control repurchase event occurs, subject to certain conditions, AK Steel must give holders of the notes an opportunity to sell to AK Steel the notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase. See “Description of Notes — Change of Control.”

Optional redemption

The notes will be redeemable at AK Steel’s option at any time before April 1, 2017 at a redemption price equal to the principal amount of notes being redeemed plus a “make-whole” premium plus accrued and unpaid interest to the redemption date. The notes will be redeemable at AK Steel’s option, in whole or in part, at any time on and after April 1, 2017 at the redemption prices described in this prospectus supplement plus accrued and unpaid interest to the redemption date, if any.

At any time prior to April 1, 2015, AK Steel may redeem up to 35% of the principal amount of the notes with the proceeds of offerings of AK Holding’s shares of common stock at a redemption price of 108.375% of the principal amount of the notes, plus accrued and unpaid interest to the redemption date, if any.

Guarantee

The payment of the principal, premium, if any, and interest on the notes will be guaranteed on a senior unsecured basis by AK Holding, the parent of AK Steel. None of AK Steel’s subsidiaries will initially guarantee the notes. See “Description of Notes — Guarantees.”

Ranking

The notes will be AK Steel’s senior unsecured obligations. The notes will be equal in right of payment with all existing and future unsubordinated unsecured indebtedness of AK Steel and senior in right of payment to any subordinated indebtedness AK Steel may incur. The notes will be effectively subordinated to all of AK Steel’s secured indebtedness to the extent of the value of the collateral securing that debt and to all of the liabilities of the subsidiaries of AK Steel that do not guarantee the notes; however, none of AK Steel’s subsidiaries will initially guarantee the notes. The guarantee of AK Holding will be equal in right of payment with all existing and future unsubordinated unsecured indebtedness of AK Holding and senior in right of payment to all of its subordinated indebtedness. The notes and the guarantee will be effectively subordinated to any secured debt of AK Holding to the extent of the value of the assets securing such debt. See “Description of Notes — Ranking.”

Covenants	AK Steel will issue the notes under the Indenture which will, among other things, limit AK Steel’s ability and the ability of its subsidiaries to:
• create liens on its and their assets; • incur subsidiary debt; • engage in sale/leaseback transactions; and • engage in a consolidation, merger or sale of assets.

The Indenture will also restrict the activities of AK Holding. These covenants are subject to important exceptions and qualifications, which are described under the caption “Description of Notes — Certain Covenants.”

Use of proceeds

We estimate that the net proceeds from the issuance and sale of the notes will be approximately $293.0 million after deducting the underwriters’ discount and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay borrowings under AK Steel’s asset-backed revolving credit facility. See “Use of Proceeds” and “Capitalization.”

Conflicts of Interest

More than 5% of the net proceeds of the offering will be received by each of Bank of America N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, Citibank, N.A., an affiliate of Citigroup Global Markets Inc., Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc., Wells Fargo Capital Finance, LLC, an affiliate of Wells Fargo Securities, LLC, and affiliates of certain other underwriters, as repayment of the borrowings we have received from these lenders under our asset-backed revolving credit facility. Because Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC are participating underwriters in this offering, a “conflict of interest” is deemed to exist under the applicable provisions of Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121, which require that a “qualified independent underwriter,” as defined by the FINRA rules, participate in the preparation of the registration statement and the prospectus and exercise the usual standards of due diligence in respect thereto. Morgan Stanley & Co. LLC is serving in that capacity. We have agreed to indemnify Morgan Stanley & Co. LLC against certain liabilities incurred in connection with acting as qualified independent underwriter for the offering, including liabilities under the Securities Act. In addition, in accordance with Rule 5121, none of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., and Wells Fargo Securities, LLC, nor any other underwriter that is deemed to have a “conflict of interest” under the FINRA rules, will make sales to discretionary accounts without the prior written consent of the customer.

Absence of an established market for the notes	The notes will be a new class of securities for which there is currently no market. We cannot provide you with any assurances regarding your ability to sell your notes or the price at which you may be able to sell your notes. The underwriters have informed us that they intend to make a market in the notes. However, the underwriters are not obligated to do so and may discontinue market-making activities at any time without notice. We cannot assure you that a liquid market for the notes will develop or be maintained.

Risk Factors

Investing in the notes involves substantial risk. You should carefully consider the risk factors set forth under “Risk Factors” beginning on page S-8 in this prospectus supplement, under “Item 1A — Risk Factors” in AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2011 and under similar headings in AK Holding’s subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, prior to making an investment in the notes.

Summary Historical Financial and Operating Data

The following summary historical consolidated financial data as of and for each of the years in the three-year period ended December 31, 2011 have been derived from our audited consolidated financial statements, which are incorporated by reference in this prospectus supplement.

This information is only a summary. You should read the data set forth in the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere in this prospectus supplement as well as our audited consolidated financial statements and the accompanying notes as of December 31, 2011, and for each of the years in the three-year period ended December 31, 2011, which are incorporated by reference herein, and our Annual Report on Form 10-K for the year ended December 31, 2011, each of which is incorporated by reference in this prospectus supplement.

	Year Ended December 31,
	2011	2010	2009
	(Dollars in millions, except per share and per ton data)
Net sales	$6,468.0	$5,968.3	$4,076.8
Costs of products sold (exclusive of items below)	6,036.8	5,643.2	3,725.6
Selling and administrative expenses (exclusive of items below)	215.4	204.0	188.3
Depreciation	185.0	197.1	204.6
Pension and other postretirement benefits expense (income) (exclusive of corridor charge shown below)	(36.0)	(14.9)	28.4
Pension corridor charge	268.1	—	—
Other operating items:
Ashland coke plant shutdown charges	—	63.7	—
Butler retiree benefit settlement costs	—	9.1	—

Total operating costs	6,669.3	6,102.2	4,146.9

Operating profit (loss)	(201.3)	(133.9)	(70.1)
Interest expense	47.5	33.0	37.0
Other income (expense)	(5.3)	(7.6)	9.1

Income (loss) before income taxes	(254.1)	(174.5)	(98.0)
Income tax provision due to tax law changes	2.0	25.3	5.1
Income tax provision (benefit)	(96.0)	(69.1)	(25.1)

Total income tax provision (benefit)	(94.0)	(43.8)	(20.0)

Net income (loss)	(160.1)	(130.7)	(78.0)
Less: Net loss attributable to noncontrolling interests	(4.5)	(1.8)	(3.4)

Net income (loss) attributable to AK Holding	$(155.6)	$(128.9)	$(74.6)

Basic and diluted earnings per share:
Net income (loss) per share attributable to AK Holding common stockholders	$(1.41)	$(1.17)	$(0.68)
Other financial data:
Capital investments(1)	$(101.1)	$(117.1)	$(109.5)
Net cash flows from operating activities	(180.5)	(132.4)	58.8
Net cash flows from investing activities	(420.2)	(266.3)	(133.4)
Net cash flows from financing activities	425.9	153.8	(26.4)

	Year Ended December 31,
	2011	2010	2009
	(Dollars in millions, except per share and per ton data)
Balance sheet data (as of period end):
Cash and equivalents	$42.0	$216.8	$461.7
Working capital	137.3	559.6	889.4
Total assets	4,449.9	4,188.6	4,274.7
Current portion of long-term debt	0.7	0.7	0.7
Long-term debt (excluding current portion)	650.0	650.6	605.8
Current portion of pension and postretirement benefit obligations	130.0	145.7	144.1
Pension and other postretirement benefit obligations (excluding current portion)	1,744.8	1,706.0	1,856.2
Total stockholders’ equity	377.2	641.1	880.1
Cash dividend declared per common share	$0.20	$0.20	$0.20
Other data (unaudited):
Amortization(2)	$5.9	$6.7	$4.7
Adjusted EBITDA(3)	$257.6	$136.1	$148.8
Steel shipments (net thousand tons)	5,698.8	5,660.9	3,935.5
Average selling price per ton	$1,131	$1,054	$1,036
Adjusted EBITDA per ton	$45	$24	$38

(1)	Excludes operations of Middletown Coke Company, LLC (“SunCoke Middletown”), an affiliate of SunCoke Energy, Inc., which are consolidated in our results, although we do not own an equity interest in SunCoke Middletown.

(2)	Amortization has been adjusted to reflect only those items associated with cost of goods sold.

(3)	Adjusted EBITDA is defined as net income (loss) attributable to AK Holding before noncontrolling interests, plus income tax provision (benefit), interest expense, other expense (income), depreciation, amortization and special charges. Adjusted EBITDA is presented because we believe it is a useful indicator of our performance and our ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles. Adjusted EBITDA is not necessarily comparable to similarly titled measures used by other companies. The following table presents a reconciliation of Adjusted EBITDA to Net income (loss) attributable to AK Holding:

	Year Ended December 31,
	2011	2010	2009
	(Dollars in millions, except per ton data)
Net income (loss) attributable to AK Holding	$(155.6)	$(128.9)	$(74.6)
Noncontrolling interests	(4.5)	(1.8)	(3.4)
Income tax provision (benefit)	(94.0)	(43.8)	(20.0)
Interest expense	47.5	33.0	37.0
Interest income	(0.5)	(1.6)	(2.7)
Depreciation	185.0	197.1	204.6
Amortization	5.9	6.7	4.7

EBITDA	(16.2)	60.7	145.6
Special charges(a)	268.1	72.8	—
Less: EBITDA of noncontrolling interests	5.7	2.6	3.2

Adjusted EBITDA	$257.6	$136.1	$148.8

Adjusted EBITDA per ton	$45	$24	$38

(a)	Special charges include (i) a pension corridor charge of $268.1 million in 2011 and (ii) $63.7 million for the shutdown of the Ashland coke plant and a $9.1 million charge taken in connection with the Butler retiree benefit settlement costs in 2010.

RISK FACTORS

You should carefully consider the risks described below in addition to the risks described in “Item 1A — Risk Factors” in AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2011 and under similar headings in AK Holding’s subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in the notes. We cannot assure you that you will not lose part or all of your investment.

Risks Relating to the Notes and this Offering

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Risks associated with our outstanding debt and other obligations.    We have a significant amount of debt and other obligations. As of December 31, 2011, on an as-adjusted basis to give effect to this offering and the application of the net proceeds therefrom, we would have had outstanding $951.5 million of indebtedness (excluding unamortized discount), which includes $300.0 million of indebtedness from the notes offered hereby, and $651.5 million of other debt, comprised of the 7.625% senior notes due May 2020 (the “2020 Notes”) and tax exempt and other financing obligations. Further, as of December 31, 2011, our additional obligations include $1.9 billion of pension and other postretirement benefit obligations, and in 2012 we expect to contribute $170.0 million to pension plans and $31.7 million to fund certain VEBA trusts. At December 31, 2011, without giving effect to this offering and the use of proceeds therefrom, we had $250.0 million of outstanding borrowings and $155.6 million of outstanding letters of credit under our credit facility, resulting in remaining availability of $516.7 million under our credit facility. At December 31, 2011, our total availability under the credit facility, which can fluctuate monthly based on varying levels of eligible collateral, was $922.3 million. To the extent eligible collateral levels rise, our total availability under the credit facility will also rise, allowing us the potential to increase the amount borrowed under the credit facility. In addition, on March 13, 2012 we completed a refinancing of certain of our tax-exempt industrial revenue bonds. This refinancing will result in the release of approximately $74.1 million of letters of credit that were outstanding as of December 31, 2011, which would allow us, depending upon the aforementioned levels of eligible collateral that affect total availability under the credit facility, to increase our borrowings under the credit facility by the same amount. The amount of our indebtedness and other financial obligations could have important consequences to you as a holder of the notes. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, joint ventures, general corporate purposes or other purposes;

•	limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

•	place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

Our credit facility includes certain covenants, including financial and operating covenants, that restrict us. If we fail to make any required payment under our credit facility or to comply with any of the financial or operating covenants included in the credit facility, we would be in default. Lenders under our credit facility could then vote to accelerate the maturity of the indebtedness under the credit facility. Other creditors might then accelerate other indebtedness. If the lenders under the credit facility accelerate the maturity of the indebtedness thereunder, we cannot assure you that we will have sufficient assets to satisfy our obligations under the credit facility or our other indebtedness, including the notes.

Our indebtedness under our credit facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we may be unable to meet our debt service obligations under our credit facility and other indebtedness.

•

Risks associated with our and our subsidiaries’ ability to incur substantially more debt, which could further exacerbate the risks associated with our substantial leverage.    The terms of our credit facility will not fully prohibit us or our subsidiaries from incurring substantial additional indebtedness in the future. Moreover, the Indenture will not impose any limitation on the incurrence of debt by us, provided that it is not secured by our principal properties, or on the incurrence of liabilities (other than indebtedness) by any of our subsidiaries, all of which would effectively be senior to the notes. If new debt or other liabilities are added to our and our subsidiaries’ current levels, the related risks that we and they now face could intensify.

•

Risks associated with the limited covenants in the indenture governing the notes.    The indenture governing the notes contains limited covenants, including those restricting our ability and our subsidiaries’ ability to create certain liens, incur certain debt and enter into certain sale and leaseback transactions. The limitation on liens, limitation on subsidiary debt and limitation on sale and leaseback covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Notes — Certain Covenants.” In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders.

•

Risks associated with your right to receive payments on these notes in the event that any of our subsidiaries declare bankruptcy, liquidate or reorganize.    The notes will generally not be guaranteed by AK Steel’s subsidiaries. In the event of a bankruptcy, liquidation or reorganization of AK Steel’s subsidiaries that do not guarantee the notes, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. On an as-adjusted basis to give effect to this offering and the application of the net proceeds therefrom, AK Holding’s subsidiaries other than AK Steel, none of whom will initially guarantee the notes, generated approximately 11.7% of our consolidated revenues for the year ended December 31, 2011. As of December 31, 2011, our non-guarantor subsidiaries had approximately $511.8 million of liabilities outstanding.

•

Risk of our cash flows proving inadequate to service our debt and provide for our other obligations, which may require us to refinance all or a portion of our existing debt or future debt at terms unfavorable to us.    Our ability to make payments on and refinance our debt, including the notes, and other financial obligations, and to fund our capital expenditures, joint ventures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. In addition our credit facility, the 2020 Notes and $9.6 million of tax-exempt and other financing obligations have earlier maturity dates than that of the notes offered hereby, and we will be required to repay or refinance such indebtedness prior to when the notes offered hereby come due. If our cash flows were to prove inadequate to meet our debt service and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, including these notes, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility, the 2020 Notes, our tax-exempt and other financing obligations and these notes, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

•

Your right to receive payments on these notes will be effectively subordinated to those lenders who have a security interest in our assets.    AK Steel’s obligations under the notes and AK Holding’s obligations under its guarantee of the notes will be unsecured, but AK Steel’s obligations under its credit facility are secured by a security interest in our inventory and accounts receivable. If AK Steel is declared bankrupt or insolvent, or if it defaults under its credit facility, all of the funds borrowed thereunder, together with accrued interest, immediately become due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. In such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. The indenture governing the notes will permit us and our subsidiaries to incur substantial additional indebtedness in the future, including senior secured indebtedness.

•

Risks associated with change of control provisions in the indenture governing the notes and in our credit facility.    The indenture governing the notes will require that, upon the occurrence of a “change of control repurchase event,” as such term is defined in the indenture, we must make an offer to repurchase the notes and the 2020 Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Certain events involving a change of control will result in an event of default under our credit facility and may result in an event of default under other indebtedness that we may incur in the future. An event of default under our credit facility or other indebtedness could result in an acceleration of such indebtedness. See “Description of Notes — Change of Control.” The acceleration of indebtedness and our inability to repurchase all the tendered notes could constitute events of default under the indenture governing the notes. No assurance can be given that the terms of any future indebtedness will not contain cross default provisions based upon a change of control or other defaults under such debt instruments.

•

You may not be able to determine when a change of control has occurred and may not be able to require us to purchase notes as a result of a change in the composition of the directors on our board.    The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

In addition, a recent Delaware Chancery Court decision found that incumbent directors are permitted to approve as a continuing director any person, including one nominated by a dissident stockholder and not recommended by the board, as long as the approval is granted in good faith and in accordance with the board’s fiduciary duties. Accordingly, you may not be able to require us to purchase your notes as a result of a change in the composition of the directors on our board unless a court were to find that such approval was not granted in good faith or violated the board’s fiduciary duties. The court also observed that certain provisions in indentures, such as continuing director provisions, could function to entrench an incumbent board of directors and could raise enforcement concerns if adopted in violation of a board’s fiduciary duties. If such a provision were found unenforceable, you would not be able to require us to purchase your notes upon a change of control resulting from a change in the composition of our board. See “Description of Notes — Change of Control.”

•

There is no public trading market for the notes.    The notes are a new issue of securities for which there is currently no established trading market. We cannot provide you with any assurances regarding your ability to sell your notes or the price at which you may be able to sell your notes. The notes may trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, our results of operations and financial condition, political and economic developments and the market for similar securities. The notes will not be listed on a national securities exchange. The underwriters of the notes have informed us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue market-making activities at any time without notice. We cannot assure you that a liquid market for the notes will develop or be maintained. Furthermore, such market-making activity will be subject to limits imposed by the Securities Act and the Exchange Act.

•	Risks associated with changes in our credit ratings or the debt markets on the market price of the notes. The price for the notes will depend on a number of factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	the market price of AK Holding’s common shares;

•	the market price of the 2020 Notes;

•	our financial condition, operating performance and future prospects; and

•	the overall condition of the financial markets and global and domestic economies.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. A negative change in our rating could have an adverse effect on the price of the notes.

USE OF PROCEEDS

We estimate that the net proceeds from the issuance and sale of the notes will be approximately $293.0 million after deducting the underwriters’ discount and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay borrowings under AK Steel’s asset-backed revolving credit facility. As of December 31, 2011, there were outstanding borrowings of $250.0 million under the revolving credit facility. We have used proceeds from borrowings under the credit facility to fund requirements for working capital, capital investments (such as our investments in Magnetation JV and AK Coal) and other general corporate purposes. The interest rate under the credit facility was 2.3% as of December 31, 2011.

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Wells Fargo Securities, LLC and certain other underwriters are lenders under AK Steel’s credit facility, and accordingly, will receive a substantial portion of the proceeds from this offering. See “Conflicts of Interest.”

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization of AK Holding as of December 31, 2011, on an actual basis and on an adjusted basis to give effect to this offering and the application of the net proceeds therefrom as described under “Use of Proceeds.”

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere in this prospectus supplement as well as our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein.

	As of December 31, 2011
	Actual	As Adjusted
	(Dollars in millions)
Cash and cash equivalents	$42.0	$85.0

Short-term debt:
Borrowings under credit facility(1)	$250.0	$—
Current portion of long-term debt	0.7	0.7
Long-term debt (excluding current portion)(2):
7.625% Senior Notes dues 2020	550.0	550.0
Notes offered hereby (par amount)	—	300.0
Industrial Revenue Bonds Due 2012 through 2030 (variable rates of 0.01% to 0.50% in 2011)	100.8	100.8
Unamortized discount	(0.8)	(0.8)

Total debt	$900.7	$950.7

Stockholders’ equity:
Common stock	$1.2	$1.2
Additional paid-in capital	1,922.2	1,922.2
Treasury stock	(171.6)	(171.6)
Accumulated deficit	(1,366.0)	(1,366.0)
Accumulated other comprehensive income	2.7	2.7

Total AK Holding stockholders’ equity	388.5	388.5

Noncontrolling interests	(11.3)	(11.3)

Total stockholders’ equity	$377.2	$377.2

Total capitalization	$1,277.9	$1,327.9

(1)	As of March 16, 2012, there were outstanding borrowings of $450.0 million under the credit facility. All $293.0 million of net proceeds from this offering will be used to repay such borrowings.

(2)	Excludes industrial revenue bond refinancing transaction, which included the issuance of $73.3 million aggregate principal amount of fixed-rate tax-exempt industrial revenue bonds and the retirement of $73.3 million aggregate principal amount of variable-rate tax-exempt industrial revenue bonds in March 2012.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read this discussion together with the consolidated financial statements, related notes and other financial information incorporated by reference herein, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. The following discussion may contain predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties, including those described under “Item 1A–Risk Factors” in the Company’s Annual Report on Form 10-K, which is incorporated by reference herein, and elsewhere in this prospectus supplement. These risks could cause our actual results to differ materially from any future performance suggested below. Accordingly, you should read “Forward-Looking Statements” and “Risk Factors” in this prospectus supplement. (Dollars in millions, except per share and per ton amount or as otherwise specifically noted).

Operations Overview

The Company’s operations consist primarily of seven steelmaking and finishing plants that produce flat-rolled carbon steels, including premium-quality coated, cold-rolled and hot-rolled products, and specialty stainless and electrical steels that are sold in sheet and strip form. These products are sold to the automotive, infrastructure and manufacturing, and distributors and converters markets. The Company sells its carbon products principally to domestic customers. The Company’s electrical and stainless steel products are sold both domestically and internationally. The Company’s operations also include two plants operated by AK Tube where flat-rolled carbon and stainless steel is further finished into welded steel tubing, European trading companies that buy and sell steel and steel products and other materials, a 49.9% equity interest in Magnetation JV, which produces iron ore concentrate from previously mined ore reserves, and AK Coal, which controls metallurgical coal reserves in Pennsylvania.

Safety, quality and productivity are the focal points of AK Steel’s operations and the hallmarks of its success. In 2011, the Company experienced another year of outstanding safety performance and continued to lead the steel industry in OSHA recordable safety performance by a wide margin. Leading the way was the Company’s Zanesville Works, which did not experience a single OSHA recordable case in 2011. Several of the Company’s plants received safety awards in 2011. The Company’s Coshocton Works was honored in 2011 by the Ohio Bureau of Workers Compensation with three awards for its safety performance in 2010. The Company’s Zanesville Works received two awards in 2011 from the Ohio Bureau of Workers Compensation for its 2010 safety performance. AK Tube’s Columbus and Walbridge plants were recognized in 2011 for their outstanding safety performances in 2010 by the Fabricators & Manufacturers Association, International. Moreover, in 2011 the Company’s Ashland, Kentucky and Middletown, Ohio coke plants both received the Max Eward Safety Award from the American Coke and Coal Chemicals Institute, recognizing them for operating the safest cokemaking facilities in the United States in 2010.

In terms of quality, the Company again performed extraordinarily well, experiencing one of the best years in its history. The Company’s rates of internal rejections and retreated products were at record low levels at many of its plants, beating the previous records set the prior year. The Company continued to be recognized by Jacobson and Associates, based upon an independent customer survey, for being best among its most direct competitors in quality, service, on-time delivery and overall customer satisfaction for carbon steels and quality, service and overall customer satisfaction for specialty steels. The Company also received “Supplier of the Year” awards from three of its customers.

With respect to productivity, the Company set new yield records at numerous operating units and plant locations in 2011. But the Company’s average capacity utilization across all of its plants remained relatively flat compared to 2010, declining slightly to 81% in 2011 from 84% in 2010. During 2011, however, the Company set the stage for improved productivity by completing the installation and start up of a new state-of-the-art electric arc furnace, a ladle metallurgy furnace and additional electrical steel finishing equipment at its Butler Works plant.

The new electric arc furnace installed at Butler Works is expected to be capable of producing approximately 40% more steel than the three 1960s-vintage electric arc furnaces which it replaced. In June 2011, the Company received an award for the “Best Operational Improvement” in 2011 from the American Metal Market, a leading industry publication, recognizing the Company for Butler Works and Zanesville Works capital investments.

2011 Financial Results Overview

The Company faced challenging times throughout 2011 as it and the entire steel industry continued to be adversely impacted by the effects of the domestic and global recession that began in late 2008. Although there was some improvement in early 2011, overall demand for steel products remained soft and constrained prices in 2011. Despite that softness in steel product demand, the prices for certain of the raw materials used to make steel, especially iron ore, increased substantially in early 2011, driven in large part by Chinese steel companies’ demand for such raw materials to support continued strong steel production in China, before declining in the second half of 2011. The Company was adversely affected by these increases in raw material costs. The Company also faced increased competition from foreign-based and domestic steel producers who expanded or restarted shutdown steel production and/or finishing facilities in the United States.

Although sales improved in 2011 versus 2010, the lingering effects of the recession on each of the Company’s markets continued to have a negative effect on shipments and average selling prices in virtually every product category for the Company, particularly in the second half of the year. The Company reported shipments in 2011 of approximately 5.7 million tons, which was a slight increase over shipments in 2010. The Company reported revenues in 2011 of approximately $6.5 billion, which was an increase of approximately $499.7, or approximately 8%, over 2010 revenues.

Because the automotive market continues to be an important element of the Company’s business, North American light vehicle production levels directly affect the Company’s total sales and shipments. In 2011, the North American automotive industry continued a recovery that began in 2010 from the economic recession. That improvement in the automotive market had a positive impact on the Company’s sales and shipments in 2011, but light vehicle production levels in 2011 were still well below pre-recession levels.

The housing industry also continues to be important to the Company’s business. Unlike the automotive sector, the housing industry struggled in 2011 to make any noticeable improvement and continues to be severely impacted by the recession and its after-effects. Housing starts in the United States in 2011 remained near historically low levels for the third consecutive year compared to pre-recession levels. The housing slowdown adversely affected production by manufacturers of power transmission and distribution transformers, to which the Company sells its electrical steels, and production by the manufacturers of appliances, to which the Company sells its stainless steels. To the extent that domestic housing starts remain at a very low level, it is likely that the Company’s electrical and stainless steel sales and shipments will continue to be negatively affected.

The Company achieved both operating profit and net income attributable to AK Steel Holding Corporation in the first half of 2011, but for the full year the Company reported an operating loss of $201.3 and a net loss attributable to AK Steel Holding Corporation of $155.6, or $1.41 per diluted share. The principal reason for the annual loss was the pension corridor charge explained below. In addition, however, the Company could not overcome the negative effect on the second half of 2011 of the decline in underlying customer demand for value-added steel and the increased costs of raw materials carried over from the first half of the year.

The operating and net results noted above included a non-cash pre-tax pension corridor charge of $268.1 for 2011. Excluding this charge, the Company would have reported an adjusted operating profit for 2011 of $66.8, or $12 per ton, and adjusted net income of $10.3, or $0.09 per diluted share. The Company reported an operating loss in 2010 of $133.9, or $24 per ton, and a net loss attributable to AK Steel Holding Corporation in 2010 of $128.9, or $1.17 per diluted share. Reconciliations for the non-GAAP financial measures presented in this paragraph are provided in the Non-GAAP Financial Measures section.

In April 2011, AK Steel entered into a new five-year, $1.0 billion asset-backed revolving credit facility (“Credit Facility”) with a group of lenders. In October 2011, AK Steel exercised a portion of the “accordion” feature of the Credit Facility and increased its total credit limit under the Credit Facility to $1.1 billion. The Credit Facility, which is secured by most of the Company’s product inventory and accounts receivable, expires in April 2016. Availability under the Credit Facility can fluctuate monthly based on the varying levels of eligible collateral. The Company’s eligible collateral, after application of applicable advance rates, was $922.3 as of December 31, 2011. As a result of borrowings under the Credit Facility and effective cash management throughout the year, the Company had cash of $42.0 at the end of 2011. That cash position, along with $516.7 of availability under the Credit Facility, resulted in total liquidity of $558.7 as of December 31, 2011.

On October 4, 2011, the Company acquired a 49.9% equity interest in Magnetation JV, a joint venture that produces iron ore concentrate. In a separate transaction on the same day, the Company also acquired all of the stock of a company now known as AK Coal, which controls, through ownership or lease, the rights to significant reserves of low-volatile metallurgical coal in Somerset County, Pennsylvania. These investments represent significant steps toward achieving the Company’s top strategic initiative of vertically integrating the business through increased ownership of some of its key steelmaking raw materials.

2011 Compared to 2010

Shipments

Steel shipments in 2011 were 5,698,800 tons, compared to 5,660,900 tons in 2010. Although overall shipments increased slightly in 2011 compared to 2010, a decline in demand during the second half of 2011 resulted in a reduction in value-added shipments for the full year. As a result, the Company’s value-added shipments as a percent of total volume shipped declined to 82.1% in 2011 compared to 84.6% in 2010. The decline in shipments of coated and cold-rolled steel products was offset by an increase in hot-rolled steel products, resulting in the year-over-year slight increase in total shipments. Tons shipped by product category for 2011 and 2010, with percent of total shipments, were as follows:

	2011		2010
Value-added Shipments	(tons in thousands)
Stainless/electrical	900.3	15.8%	866.0	15.3%
Coated	2,441.5	42.9%	2,558.4	45.2%
Cold-rolled	1,204.1	21.1%	1,241.2	21.9%
Tubular	130.1	2.3%	123.8	2.2%

Subtotal value-added shipments	4,676.0	82.1%	4,789.4	84.6%

Non Value-added Shipments
Hot-rolled	873.5	15.3%	706.3	12.5%
Secondary	149.3	2.6%	165.2	2.9%

Subtotal non value-added shipments	1,022.8	17.9%	871.5	15.4%

Total shipments	5,698.8	100.0%	5,660.9	100.0%

The following discussion should be read in conjunction with our audited consolidated financial statements and the accompanying notes and our Annual Report on Form 10-K for the year ended December 31, 2011, each of which is incorporated by reference in this prospectus supplement.

Net Sales

Net sales in 2011 were $6,468.0, up 8% from net sales of $5,968.3 in 2010. The increase resulted primarily from higher selling prices in 2011 compared to 2010. The average selling price was $1,131 per net ton in 2011, an increase of 7% compared to $1,054 per net ton in 2010. The Company has variable-pricing mechanisms with most of its contract customers, under which a portion of both rising and falling commodity costs are passed through to the customer during the life of the contract. The Company had such variable-pricing mechanisms with respect to approximately 93% of its contract shipments in 2011 compared to 89% in 2010. In 2011, the Company experienced a significant increase in its raw material costs. In addition, the majority of the variable-pricing mechanisms for carbon sales were changed from annual adjustments in 2010 to quarterly adjustments in 2011. As a consequence, surcharges to customers were increased, contributing to both the higher average selling price and the higher net sales for the year.

Net sales to customers outside the United States were $946.4, or 15% of total sales, for 2011, compared to $823.3, or 14% of total sales, for 2010. A substantial majority of the revenue from sales outside of the United States is associated with electrical and stainless steel products.

The following table sets forth the percentage of the Company’s net sales attributable to each of its markets:

Market	2011	2010
Automotive	36%	36%
Infrastructure and Manufacturing	24%	25%
Distributors and Converters	40%	39%

Operating Costs

Costs of products sold in 2011 and 2010 were $6,036.8 and $5,643.2, respectively. Cost of products sold for 2011 were higher as a result of increased raw material costs, in particular for iron ore. This increase in raw material costs was offset in part by a reduction in the Company’s LIFO charge, year over year. The Company recorded a LIFO charge of $9.8 in 2011 compared to $109.0 in 2010. Costs in 2010 included the one-time, non-recurring charges of $63.7 for the Ashland coke plant shutdown and $9.1 associated with the Butler Retiree Settlement.

Selling and Administrative Expense

The Company’s selling and administrative expense increased to $215.4 in 2011 from $204.0 in 2010. The increase was due primarily to additional costs incurred by SunCoke Middletown of $5.9 as a result of its start-up in the fourth quarter of 2011, and increased compensation costs.

Depreciation Expense

Depreciation expense declined to $185.0 in 2011 from $197.1 in 2010, due to existing older assets becoming fully depreciated and as a result of the shutdown of the Ashland coke plant in 2011, partially offset by the depreciation related to major capital projects at the Butler plant that were substantially completed during the second quarter of 2011. Depreciation expense is expected to increase slightly in 2012 as a result of the start-up of the SunCoke Middletown plant in the fourth quarter of 2011.

Pension and Other Postretirement Employee Benefit Charges

The Company recorded a pension and OPEB credit of $36.0 in 2011 compared to $14.9 in 2010. The increase in the credit in 2011 was largely a result of a decrease in the interest cost on the obligations and an increase in the expected investment return on a higher amount of plan assets at the beginning of each year.

The Company recognizes into its results of operations, as a non-cash “corridor” adjustment, any unrecognized actuarial net gains or losses that exceed 10% of the larger of projected benefit obligations or plan assets. Amounts inside this 10% corridor are amortized over the plan participants’ life expectancy. Actuarial net gains and losses occur when actual experience differs from any of the many assumptions used to value the benefit plans, or when the assumptions change, as they may each year when a valuation is performed. The effect of prevailing interest rates on the discount rate used to value projected plan obligations as of the December 31 measurement date and actual return on plan assets compared to the expected return are two of the more important factors used to determine the Company’s year-end liability, corridor adjustment and subsequent year’s expense for these benefit plans. Under the Company’s method of accounting for pension and other postretirement benefit plans, it incurred a pre-tax pension corridor charge of $268.1 in 2011, but did not incur a corridor adjustment in 2010.

Operating Profit (Loss) and Adjusted Operating Profit (Loss)

The Company reported an operating loss for 2011 of $201.3, compared to an operating loss of $133.9 for 2010. Included in the 2011 amount was a pre-tax pension corridor charge of $268.1. Annual results for 2010 included two pre-tax charges which are described above in Operating Costs. The exclusion of these charges for 2011 and 2010 would have resulted in an adjusted operating profit of $66.8 in 2011 compared to an adjusted operating loss of $61.1 in 2010. Exclusion of the pre-tax charges from the operating results is presented in order to clarify the effects of those charges on the Company’s operating results and to reflect more clearly the operating performance of the Company on a comparative basis for 2011 and 2010.

Interest Expense

The Company’s interest expense for 2011 was $47.5, which was higher than interest expense for 2010 of $33.0. The net increase over the comparable periods in 2010 was related to an increase in borrowings under the revolving credit agreement in 2011 and interest on the additional long-term debt issued in 2010, as well as the effect of higher capitalized interest credits during 2010. The capitalized interest was primarily related to the major capital projects at the Butler plant that were substantially completed during the second quarter of 2011.

Other Income (Expense)

The Company reported other expense of $5.3 for 2011 and $7.6 for 2010. Other income (expense) is primarily related to foreign exchange gains and losses. In addition, in 2010 there was a loss of $1.5 on the retirement of debt.

Income Taxes

In 2011, the Company had an income tax benefit of $94.0 compared to $43.8 in 2010. Included in each year were charges for tax law changes, consisting of $2.0 in 2011 for state tax law changes and $25.3 in 2010 for changes under federal healthcare legislation related to Medicare Part D reimbursements. The remainder of the change in tax benefit was primarily due to a higher pre-tax loss in 2011.

Net Income (Loss) Attributable to AK Steel Holding Corporation

The Company’s net loss attributable to AK Steel Holding Corporation in 2011 was $155.6, or $1.41 per diluted share, compared to $128.9, or $1.17 per diluted share, in 2010. The net loss in 2011 included a pretax pension corridor charge of $268.1. The net loss in 2010 included a pretax charge of $63.7 for the announced shutdown of the Ashland coke plant and a $9.1 pretax charge taken in connection with the Butler Retiree Settlement. Also, in 2010 the Company recorded the $25.3 income tax charge noted above related to a reduction in the value of the Company’s deferred tax asset as a result of a change to the tax treatment associated with Medicare Part D reimbursements. The exclusion of these charges in 2011 and 2010 would have resulted in adjusted net income attributable to AK Steel Holding Corporation in 2011 of $10.3, or $0.09 per diluted share, compared to adjusted net loss attributable to AK Steel Holding Corporation in 2010 of $59.8, or $0.54 per diluted share.

Non-GAAP Financial Measures

In certain of its disclosures in this prospectus supplement, the Company has adjusted its operating profit (loss) and net income (loss) to exclude a pension corridor accounting charge, Ashland coke plant shutdown charges, Butler Retiree Settlement costs and healthcare tax law change. The Company has made these adjustments because Management believes that it enhances the understanding of the Company’s financial results. Management believes that reporting adjusted operating profit (loss) and adjusted net income (loss) attributable to AK Steel Holding Corporation (as a total and on a per ton or per share basis) with these items excluded more clearly reflects the Company’s current operating results and provides investors with a better understanding of the Company’s overall financial performance. In addition, the adjusted results, although not financial measures under generally accepted accounting principles (“GAAP”), facilitate the ability to compare the Company’s financial results to those of its competitors and to the Company’s prior financial performance by excluding items which otherwise would distort the comparison. For example, the Company believes that the corridor method of accounting for pension and other postretirement obligations is rarely used by other publicly traded companies. In addition, although the corridor charge reduces reported operating and net income, it is a non-cash charge. With respect to the Ashland coke plant shutdown charges and the Butler Retiree Settlement costs, these are one-time charges that do not relate to the normal operations of the Company. With respect to the healthcare tax law change, this was a one-time charge caused by the enactment of federal laws reducing the tax benefits of future medical benefits for retirees and is unrelated to normal and ongoing operations. Management views the reported results of adjusted operating profit (loss) and adjusted net income (loss) attributable to AK Steel Holding Corporation as important operating performance measures and believes that the GAAP financial measure most directly comparable to them are operating profit (loss) and net income (loss) attributable to AK Steel Holding Corporation. Adjusted operating profit (loss) and adjusted net income (loss) attributable to AK Steel Holding Corporation are used by Management as supplemental financial measures to evaluate the performance of the business. Management believes that the non-GAAP measures, when analyzed in conjunction with the Company’s GAAP results and the accompanying reconciliations, provide additional insight into the financial trends of the Company’s business versus the GAAP results alone. Neither current shareholders nor potential investors in the Company’s securities should rely on adjusted operating profit (loss) and adjusted net income (loss) attributable to AK Steel Holding Corporation as a substitute for any GAAP financial measure and the Company encourages investors and potential investors to review the reconciliations of adjusted operating profit (loss) and adjusted net income (loss) attributable to AK Steel Holding Corporation to the comparable GAAP financial measures.

The following tables reflect the reconciliation of non-GAAP financial measures for the full year 2011 and 2010 results (dollars in millions, except per ton data):

Reconciliation to Operating Profit (Loss)

	2011	2010
Adjusted operating profit (loss)	$66.8	$(61.1)
Pension corridor charge	(268.1)	—
Ashland coke plant shutdown charges	—	(63.7)
Butler Retiree Settlement costs	—	(9.1)

Operating profit (loss)	$(201.3)	$(133.9)

Reconciliation to Operating Profit (Loss) per Ton

	2011	2010
Adjusted operating profit (loss) per ton	$12	$(11)
Pension corridor charge	(47)	—
Ashland coke plant shutdown charges	—	(11)
Butler Retiree Settlement costs	—	(2)

Operating profit (loss) per ton	$(35)	$(24)

Reconciliation to Net Income (Loss) Attributable to AK Steel Holding Corporation

	2011	2010
Adjusted net income (loss) attributable to AK Steel Holding Corporation	$10.3	$(59.8)
Pension corridor charge ($268.1 less tax of $102.2)	(165.9)	—
Ashland coke plant shutdown charges ($63.7 less tax of $25.4)	—	(38.3)
Butler Retiree Settlement costs ($9.1 less tax of $3.6)	—	(5.5)
Healthcare tax law change	—	(25.3)

Net income (loss) attributable to AK Steel Holding Corporation, as reported	$(155.6)	$(128.9)

Reconciliation to Basic and Diluted Earnings (Losses) per Share

	2011	2010
Adjusted basic and diluted earnings (losses) per share	$0.09	$(0.54)
Pension corridor charge	(1.50)	—
Ashland coke plant shutdown charges	—	(0.35)
Butler Retiree Settlement costs	—	(0.05)
Healthcare tax law change	—	(0.23)

Basic and diluted earnings (losses) per share, as reported	$(1.41)	$(1.17)

2010 Compared to 2009

Shipments

Steel shipments in 2010 were 5,660,900 tons, compared to 3,935,500 tons in 2009. Although overall demand for steel products remained relatively soft by historical standards until near the end of 2010, shipments increased in all reported product categories in 2010 compared to 2009. The percentage of increase was greatest with respect to hot-rolled steel products. As a result, the Company’s value-added shipments as a percent of total volume shipped declined somewhat to 84.6% in 2010 compared to 85.5% in 2009. Tons shipped by product category for 2010 and 2009, with percent of total shipments, were as follows:

	2010		2009
Value-added Shipments	(tons in thousands)
Stainless/electrical	866.0	15.3%	670.0	17.0%
Coated	2,558.4	45.2%	1,791.6	45.5%
Cold-rolled	1,241.2	21.9%	821.4	20.9%
Tubular	123.8	2.2%	83.2	2.1%

Subtotal value-added shipments	4,789.4	84.6%	3,366.2	85.5%

Non Value-added Shipments
Hot-rolled	706.3	12.5%	414.4	10.5%
Secondary	165.2	2.9%	154.9	4.0%

Subtotal non value-added shipments	871.5	15.4%	569.3	14.5%

Total shipments	5,660.9	100.0%	3,935.5	100.0%

Net Sales

Net sales in 2010 were $5,968.3, up 46% from net sales of $4,076.8 in 2009. The increase resulted from higher volumes across all of the Company’s product categories as a result of higher demand for steel products driven by the economic recovery. The average selling price was $1,054 per net ton in 2010, a slight increase compared to $1,036 per net ton in 2009. The Company has variable-pricing mechanisms with most of its contract customers, under which a portion of both rising and falling commodity costs are passed through to the customer during the life of the contract. The Company had such variable-pricing mechanisms with respect to approximately 89% of its contract shipments in 2010 compared to 83% in 2009. In 2010, the Company experienced a significant increase in its raw material costs. As a consequence, surcharges to customers were increased, contributing to both the higher average selling price and the higher net sales for the year.

Net sales to customers outside the United States were $823.3, or 14% of total sales, for 2010, compared to $767.0, or 19% of total sales, for 2009. A substantial majority of the revenue from sales outside of the United States is associated with electrical and stainless steel products. The decrease in the percentage of total sales represented by international sales in 2010 was principally due to the fact that domestic sales increased proportionately more than international sales.

Although the percentage of the Company’s net sales attributable to the automotive industry remained unchanged in 2010 versus 2009, its total volume of direct automotive sales increased. The increase in automotive sales was principally the result of increased light vehicle production in North America due to the improvement in the economy, which led to increased orders from the Company’s automotive customers.

The Company likewise experienced an increase in its sales to the infrastructure and manufacturing markets. This increase was driven primarily by the strengthening of the global and domestic economies. Sales of the Company’s electrical steel products make up a significant component of its infrastructure and manufacturing sales. The Company’s grain-oriented electrical steel sales were up in 2010, resulting principally from increased sales in India, the Middle East, South America, South Asia, Turkey, Egypt and North Africa. This increase in international sales occurred despite a loss of sales in China attributable to adverse decisions in the trade cases there with respect to grain-oriented electrical steel imported from the United States and Russia. Additionally, the sale of the Company’s non-oriented electrical steel, which is used primarily in electrical motors and generators in the North American market, increased in 2010 from 2009. This was due primarily to improved industrial production in the United States and an end to inventory destocking by steel customers.

The most significant sales increase in 2010 was in the distributors and converters market, particularly with respect to hot-rolled steel shipments. During 2010, spot market pricing in the steel industry increased over 2009 levels. As a result, the Company elected to increase its sales to the spot market as a means of maximizing its earnings. This led to a disproportionate increase in sales to the distributor and converter market relative to the Company’s other markets, which typically are more heavily weighted toward contract sales.

The following table sets forth the percentage of the Company’s net sales attributable to each of its markets:

Market	2010	2009
Automotive	36%	36%
Infrastructure and Manufacturing	25%	31%
Distributors and Converters	39%	33%

Operating Costs

Operating costs in 2010 and 2009 were $6,102.2 and $4,146.9, respectively. The primary reason that operating costs for 2010 were higher was the substantial increase in sales from 2009 to 2010. Also contributing significantly in 2010, however, were increased raw material costs, in particular for iron ore, where the benchmark price almost doubled. As a result of the progressively increasing costs during the year, the Company recorded a LIFO charge of $109.0 in 2010 compared to a LIFO credit of $417.2 in 2009. In addition, 2010 costs include the one-time, non-recurring charges of $63.7 for the Ashland coke plant shutdown and $9.1 associated with the Butler Retiree Settlement.

Selling and Administrative Expense

The Company’s selling and administrative expense increased to $204.0 in 2010 from $188.3 in 2009. This year-over-year increase was due primarily to a generally higher level of spending associated with the substantial increase in the Company’s operating and sales volumes, along with a higher level of compensation following the reinstatement of temporary pay reductions taken by salaried employees during most of 2009.

Depreciation Expense

Depreciation expense declined to $197.1 in 2010 from $204.6 in 2009, due to existing older assets becoming fully depreciated.

Pension and Other Postretirement Employee Benefit Charges

The Company recorded a pension and OPEB credit of $14.9 in 2010 compared to an expense of $28.4 in 2009. The decrease in the expense in 2010 was largely a result of a decrease in the interest cost on the obligations and an increase in the expected investment return on a higher amount of plan assets at the beginning of each year.

The Company recognizes into its results of operations, as a non-cash “corridor” adjustment, any unrecognized actuarial net gains or losses that exceed 10% of the larger of projected benefit obligations or plan assets. Prior to January 31, 2009, amounts inside this 10% corridor were amortized over the average remaining service life of active plan participants. Effective January 31, 2009, the date of the “lock and freeze” of a defined benefit pension plan covering all salaried employees, the Company began to amortize the actuarial gains and losses over the plan participants’ life expectancy. Actuarial net gains and losses occur when actual experience differs from any of the many assumptions used to value the benefit plans, or when the assumptions change, as they may each year when a valuation is performed. The effect of prevailing interest rates on the discount rate used to value projected plan obligations as of the December 31 measurement date is one of the more important factors used to determine the Company’s year-end liability, corridor adjustment and subsequent year’s expense for these benefit plans. Under the Company’s method of accounting for pension and other postretirement benefit plans, it did not incur a corridor adjustment in 2010 or 2009.

Operating Profit (Loss) and Adjusted Operating Profit (Loss)

The Company reported an operating loss for 2010 of $133.9, compared to an operating loss of $70.1 for 2009. Included in the 2010 annual results were two pre-tax charges which are described more fully below. The exclusion of those charges for 2010 would have resulted in an adjusted operating loss of $61.1 for 2010, which is a slight improvement over 2009 performance. Exclusion of the pre-tax charges from the operating results is presented in order to clarify the effects of those charges on the Company’s operating results and to reflect more clearly the operating performance of the Company on a comparative basis for 2010 and 2009.

Interest Expense

The Company’s interest expense for 2010 was $33.0, which was $4.0 lower than interest expense for 2009 of $37.0. This decrease was due primarily to a lower level of debt for most of the 2010 period. Interest expense also decreased as a result of additional capitalized interest due to the ongoing capital investments, primarily at the Company’s Butler Works.

Other Income (Expense)

The Company reported other expense of $7.6 for 2010 compared to other income of $9.1 for 2009. The expense reported in 2010 was primarily due to foreign exchange losses as a result of the weakening of the euro against the dollar. In addition, in 2010 there was a loss on the retirement of debt, compared to a gain on retirement of debt in 2009.

Income Taxes

In 2010, the Company had an income tax benefit of $43.8 compared to an income tax benefit of $20.0 in 2009. Included in each year were charges for tax law changes, consisting of $25.3 in 2010 for changes under federal healthcare legislation related to Medicare Part D reimbursements and $5.1 in 2009 for a state tax law change. The remainder of the change in tax benefit was primarily due to a higher pre-tax loss in 2010.

Net Income (Loss) Attributable to AK Steel Holding Corporation

The Company’s net loss attributable to AK Steel Holding Corporation in 2010 was $128.9, or $1.17 per diluted share. In 2009, the Company reported a net loss attributable to AK Steel Holding Corporation of $74.6, or $0.68

per diluted share. The increased loss in 2010 compared to 2009 was principally a result of the special charges of $63.7 for the announced shutdown of the Ashland coke plant and a $9.1 charge taken in connection with the Butler Retiree Settlement. Also, in 2010 the Company recorded the $25.3 income tax charge noted above related to a reduction in the value of the Company’s deferred tax asset as a result of a change to the tax treatment associated with Medicare Part D reimbursements. Excluding those special charges the Company’s financial performance year-over-year would have improved, reflecting increased sales of $5,968.3 for 2010 versus $4,076.8 for 2009, the benefits of which were substantially offset by higher raw material costs in 2010 versus 2009.

Non-GAAP Financial Measures

Management believes that reporting adjusted operating loss (as a total and on a per-ton basis) and adjusted net loss attributable to AK Steel Holding Corporation (as a total and on a per share basis), which are not financial measures under generally accepted accounting principles (“GAAP”), more clearly reflects the Company’s current operating results and provides investors with a better understanding of the Company’s overall financial performance. In addition, the adjusted operating results facilitate the ability to compare the Company’s financial results to those of its competitors and to the Company’s prior financial performance. Management views the reported results of adjusted operating loss and adjusted net loss attributable to AK Steel Holding Corporation as important operating performance measures and, as such, believes that the GAAP financial measure most directly comparable to them are operating loss and net loss attributable to AK Steel Holding Corporation. Adjusted operating loss and adjusted net loss attributable to AK Steel Holding Corporation are used by Management as supplemental financial measures to evaluate the performance of the business. Management believes that the non-GAAP measures, when analyzed in conjunction with the Company’s GAAP results and the accompanying reconciliations, provide additional insight into the financial trends of the Company’s business versus the GAAP results alone. Neither current shareholders nor potential investors in the Company’s securities should rely on adjusted operating loss and adjusted net loss attributable to AK Steel Holding Corporation as a substitute for any GAAP financial measure and the Company encourages investors and potential investors to review the reconciliations of adjusted operating loss and adjusted net loss attributable to AK Steel Holding Corporation to the comparable GAAP financial measures.

The following tables reflect the reconciliation of non-GAAP financial measures for the fourth quarter and full year 2010 results (dollars in millions, except per ton data):

Reconciliation to Operating Profit (Loss)

	Three months ended December 31, 2010	Twelve months ended December 31, 2010
Adjusted operating profit (loss)	$(81.8)	$(61.1)
Ashland coke plant shutdown charges	(63.7)	(63.7)
Butler Retiree Settlement costs	(9.1)	(9.1)

Operating profit (loss), as reported	$(154.6)	$(133.9)

Reconciliation to Operating Profit (Loss) per Ton

	Three months ended December 31, 2010	Twelve months ended December 31, 2010
Adjusted operating profit (loss) per ton	$(60)	$(11)
Ashland coke plant shutdown charges	(47)	(11)
Butler Retiree Settlement costs	(7)	(2)

Operating profit (loss) per ton, as reported	$(114)	$(24)

Reconciliation to Net Income (Loss) Attributable to AK Steel Holding Corporation

Twelve months ended December 31, 2010
Adjusted net income (loss) attributable to AK Steel Holding Corporation	$(59.8)
Ashland coke plant shutdown charges ($63.7 less tax of $25.4)	(38.3)
Butler Retiree Settlement costs ($9.1 less tax of $3.6)	(5.5)
Healthcare tax law change	(25.3)

Net income (loss) attributable to AK Steel Holding Corporation, as reported	$(128.9)

Reconciliation to Basic and Diluted Earnings (Losses) per Share

Twelve months ended December 31, 2010
Adjusted basic and diluted earnings (losses) per share	$(0.54)
Ashland coke plant shutdown charges	(0.35)
Butler Retiree Settlement costs	(0.05)
Healthcare tax law change	(0.23)

Basic and diluted earnings (losses) per share, as reported	$(1.17)

Outlook

All of the statements in this Outlook section are subject to, and qualified by, the information in the Forward-Looking Statements section.

The Company currently expects shipments in the 2012 first quarter to be lower than the fourth quarter of 2011, but that its average per-ton selling price for the first quarter of 2012 will be higher than the fourth quarter of 2011, primarily due to an improved value-added product mix and an increase in spot market pricing for the first quarter of 2012. The Company also expects to record a LIFO credit for the first quarter of 2012 that would be lower than the LIFO credit it recorded for the fourth quarter of 2011. Given various uncertainties, we cannot forecast our 2012 full year results at this time. Factors relevant to the Company’s full-year 2012 outlook include the following:

1)	The Company estimates capital investments of about $150.0 in 2012, which includes about $50.0 for the Company’s recent strategic investments in iron ore and coal reserves.

2)	The Company anticipates interest expense of approximately $80.0 in 2012, which reflects an increased level of borrowing under the Credit Facility as well as increased interest due to the notes offered hereby and the refinancing of $73.3 of its industrial revenue bonds.

3)	The Company expects a pension and other postretirement employee benefit credit of approximately $35.0 in 2012, comparable to 2011, despite a reduction in the expected return on plan assets from 8.5% to 8.0%.

4)	The Company projects a book tax rate for 2012 of approximately 40% and estimates that its cash tax rate will be less than 5%.

There are many other factors that could significantly impact this outlook. The foregoing outlook thus is subject to change depending on developments in the economy, in the Company’s business, and in the businesses of the Company’s customers and suppliers.

Liquidity and Capital Resources

At December 31, 2011, the Company had total liquidity of $558.7, consisting of $42.0 of cash and cash equivalents and $516.7 of availability under the Company’s $1.1 billion asset-backed revolving credit facility (“Credit Facility”). At December 31, 2011, without giving effect to this offering and the use of proceeds therefrom, there were outstanding borrowings of $250.0 under the Credit Facility and availability was further reduced by $155.6 due to outstanding letters of credit. During the year ended December 31, 2011, utilization of the Company’s credit facilities ranged from zero to $495.0, with outstanding borrowings averaging $277.2 per day. The Credit Facility is secured by the Company’s inventory and accounts receivable. Availability under the Credit Facility can fluctuate monthly based on the varying levels of eligible collateral. The Company’s eligible collateral, after application of applicable advance rates, was $922.3 as of December 31, 2011.

In October 2011, AK Steel exercised a portion of the “accordion” feature of its Credit Facility, obtaining an additional $100.0 in credit commitments from lenders and increasing its total credit limit under the Credit Facility to $1.1 billion. The increase was made pursuant to the terms of the Credit Facility and all terms and conditions of the Credit Facility remain the same as those in effect prior to the increase. As a result of the higher credit limit, certain availability thresholds with respect to the covenants under the Credit Facility increased proportionally with the increase in the credit limit.

The Company anticipates utilizing the Credit Facility as it deems necessary to fund requirements for working capital, capital investments (such as its investments in Magnetation JV and AK Coal) and other general corporate purposes. During 2011, the Company borrowed amounts on a short-term basis for uses consistent with these general purposes.

Cash used by operations totaled $180.5 for the year ended December 31, 2011. Primary uses of cash were for a $170.0 pension contribution, the final $65.0 contribution to the VEBA Trust established as part of the Middletown Retiree Settlement, the first contribution of $22.6 to the VEBA Trust established as part of the Butler Retiree Settlement, and pension and OPEB benefit payments greater than expense of $114.7, and were partially offset by cash generated from normal business activities. While working capital was essentially flat compared to the prior year, an increase in accounts receivable as a result of an increased level of sales was offset by an increase in accounts payable due to a higher level of business activity and a decrease in inventory levels.

In February 2012, AK Steel refinanced (the “IRB Refinancing”) $73.3 aggregate principal amount of variable-rate tax-exempt industrial revenue bonds (“IRBs”). The IRB Refinancing was accomplished through offerings of newly-issued fixed-rate tax-exempt IRBs in the same respective aggregate principal amounts as the prior IRBs that they replaced. The net proceeds of new IRBs will be used to redeem and extinguish the prior IRBs.

More specifically, the IRB Refinancing resulted in the issuance of the following new fixed-rate tax-exempt IRBs (the “New IRBs”): (i) $36.0 aggregate principal amount of 6.75% tax-exempt IRBs due June 1, 2024 issued by the Ohio Air Quality Development Authority (the “OAQDA”), (ii) $30.0 aggregate principal amount of 7.0% tax-exempt IRBs due June 1, 2028 issued by the City of Rockport, Indiana (the “City of Rockport”), and (iii) $7.3 aggregate principal amount of 6.25% tax-exempt IRBs due June 1, 2020 issued by the Butler County Industrial Development Authority in Butler County, Pennsylvania (the “BCIDA”, and collectively with the OAQDA and the City of Rockport, the “Tax-Exempt Issuers”). AK Steel’s obligations in connection with the New IRBs are guaranteed by AK Holding.

The New IRBs were issued by the Tax-Exempt Issuers who loaned the net proceeds of the respective issuances to AK Steel pursuant to the terms of loan agreements between AK Steel and each of the OAQDA, City of Rockport and BCIDA (collectively, the “Loan Agreements”). The Loan Agreements obligate AK Steel to provide the trustee with funds sufficient to pay, when due, the principal and premium, if any, and interest on the New IRBs. Moreover, under the Loan Agreements AK Steel agrees to comply with, and the holders of the New IRBs are entitled to the benefit of, certain covenants applicable to the 2020 Notes. The Loan Agreements further provide that the net proceeds of the New IRBs be held by the trustee for the purpose of redeeming the principal amount and accrued interest on the prior IRBs, which AK Steel called for redemption concurrently with the closing of the offering of the New IRBs. Pursuant to the redemptions, the prior IRBs were redeemed and extinguished on March 13, 2012 (the “IRB Redemption”).

The prior IRBs were backed by letters of credit, which had the effect of lowering availability under the Credit Facility and, accordingly, the Company’s liquidity. The New IRBs are not backed by letters of credit, but rather, are unsecured senior debt obligations of AK Steel. Thus, following the issuance of the New IRBs and the IRB Redemption, the Company’s available credit under the Credit Facility will increase by $74.1 as a result of the IRB Refinancing without any increase in its aggregate principal amount of debt outstanding. This increase is subject to total availability under the Credit Facility, however, which is dependent upon levels of eligible collateral and can fluctuate monthly. After the issuance of the New IRBs and the IRB Redemption, the Company’s annual interest expense will be higher because of the higher fixed interest rate on the New IRBs.

Pension- and Retiree Healthcare Benefit-related Matters

The Company made pension contributions of $170.0 during 2011 to satisfy the Company’s required annual pension contributions for 2011. These contributions increased the Company’s total pension fund contributions since 2005 to over $1.3 billion. Based on current actuarial valuations, the Company estimates that its required annual pension contributions are $170.0 for 2012 (of which $28.7 already was contributed in the first quarter of 2012) and $300.0 for 2013. The calculation of estimated future pension contributions requires the use of assumptions concerning future events. The most significant of these assumptions relate to future investment performance of the pension funds, actuarial data relating to plan participants, and the interest rate used to discount future benefits to their present value. Because of the variability of factors underlying these assumptions, including the possibility of future pension legislation, the reliability of estimated future pension contributions decreases as the length of time until the contributions must be made increases. For a more detailed discussion of the pension contribution estimates, see Employee Benefit Obligations.

During the first quarter of 2011, the Company made the final $65.0 payment to the VEBA Trust for the Middletown Works retirees. See discussion of the Middletown Works class action litigation in Note 6 to the Consolidated Financial Statements for further information.

In August 2011, the Company made a total of $31.7 in payments related to a VEBA Trust for a class of Butler Works retirees and to their counsel as part of the negotiated settlement with those retirees. The Company will make additional cash contributions to the VEBA Trust of $31.7 in July 2012 and $27.6 in July 2013 as part of the settlement. See discussion of the Butler Works class action settlement in Note 6 to the Consolidated Financial Statements for further information.

Investing and Financing Activities

Cash used by investing activities in 2011 totaled $420.2. This total included $101.1 of routine capital investments, mostly related to projects at the Company’s Butler Works, $125.4 for the investment in Magnetation JV and the purchase of AK Coal and $195.0 in capital investments related to the investment by SunCoke Middletown in capital equipment for the coke plant constructed in Middletown, Ohio. The SunCoke Middletown capital investment is funded by its parent company, SunCoke, and is reflected as a payable from SunCoke Middletown to SunCoke. That payment is reflected in other non-current liabilities on the Company’s Consolidated Balance Sheets. Because the SunCoke Middletown capital investment was funded by SunCoke, it has no effect on the net cash flows of AK Steel.

Cash generated by financing activities in 2011 totaled $425.9. This includes $250.0 in proceeds on net borrowings from the Credit Facility and $210.7 in advances from SunCoke to SunCoke Middletown, partially offset by the payment of common stock dividends in the amount of $22.0 and debt issuance costs of $10.1 related primarily to the Credit Facility.

The Company from time to time may purchase stock in accordance with the Company’s $150.0 share repurchase program, although no shares were repurchased in 2011 under this program.

On October 4, 2011, the Company acquired a 49.9% equity interest in Magnetation JV, a joint venture that produces iron ore concentrate headquartered in Grand Rapids, Minnesota and which intends to construct and operate additional concentrate plants and a pelletizing plant to produce iron ore pellets to be consumed by the Company. In a separate transaction on the same day, the Company also acquired all of the stock of a company now known as AK Coal, which controls, through ownership or lease, the rights to significant reserves of low-volatile metallurgical coal in Somerset County, Pennsylvania. These investments represent significant steps toward achieving the Company’s top strategic initiative of vertically integrating the business through increased ownership of some of its key steelmaking raw materials. These investments provide a clear path to increasing the Company’s raw material self-sufficiency. They are intended both to provide a financial hedge against global market price increases and to enable the Company to acquire key raw materials at a net cost to AK Steel representing a substantial discount to the market price. Although the full benefit of these investments likely will not be realized until 2015 or later, the Company expects to begin to see the benefit this year. Beginning in 2012, the Company will receive its 49.9% share of the net income from Magnetation JV, which will sell iron ore concentrate to third parties. AK Steel’s share of the net income from these sales will serve as a partial financial hedge for AK Steel against increases in the price of iron ore. Even absent future iron ore price increases, the Magnetation JV is expected to generate income to AK Steel as a result of its low cost production of iron ore concentrate and, in the future, iron ore pellets. Further benefits, as outlined in more detail below, are expected when Magnetation JV has constructed and is operating an iron ore pelletizing plant and when AK Coal has developed, and is mining coal from, the coal reserves it owns or leases. The initial funding of both projects was through use of the Company’s cash and borrowings under its Credit Facility and the Company may continue to use the same sources for any funding obligations in 2012. At an appropriate point in time, subject to a determination by the Board of Directors and capital market conditions, the Company anticipates that it will access the capital markets for long-term financial vehicles to implement these strategic initiatives.

The Company believes that its current sources of liquidity will be adequate to meet its obligations for the foreseeable future, though it anticipates relying upon its Credit Facility in 2012 more so than it has in recent years. Future liquidity requirements for employee benefit plan contributions, scheduled debt maturities, debt redemptions and capital investments are expected to be funded by internally-generated cash and other financing sources. To the extent, if at all, that the Company would need to fund any of its working capital or planned capital investments other than through internally-generated cash, the Company has available its Credit Facility and believes it has the ability to access the capital markets opportunistically if and when it perceives conditions are favorable. The Credit Facility expires in April 2016 and any amounts outstanding under it at that time would need to be repaid or refinanced. Otherwise, the Company has no significant scheduled debt maturities until May 2020, when its $550.0 in aggregate principal amount of 2020 Notes is due. At December 31, 2011, without giving effect to this offering and the use of proceeds therefrom, availability under the Credit Facility was $516.7, with availability reduced by $250.0 for outstanding borrowings and $155.6 for outstanding letters of credit. As discussed in Liquidity and Capital Resources, as a result of the IRB Refinancing, the Company will have increased its liquidity by $74.1 following the IRB Redemption without any increase in its aggregate principal amount of debt outstanding. The Company’s forward-looking statements on liquidity are based on currently available information and expectations and, to the extent the information or expectations are inaccurate or conditions deteriorate, there could be a material adverse effect on the Company’s liquidity.

As to longer-term obligations, the Company has significant debt maturities and other obligations that come due after 2012, including estimated cash contributions to its qualified pension plans, based on current legislation and actuarial assumptions. The Company expects to make pension contributions of approximately $170.0 and $300.0 in 2012 and 2013, respectively, as well as additional amounts thereafter. Of the $170.0 due in 2012, the Company already contributed $28.7 to the pension fund in the first quarter of 2012. For further information, see the Contractual Obligations section. The Company’s Credit Facility expiring in 2016 is secured by the Company’s product inventory and accounts receivable and contains restrictions on, among other things, distributions and dividends, acquisitions and investments, indebtedness, liens and affiliated transactions. The Credit Facility requires maintenance of a minimum fixed charge coverage ratio of one to one if availability under the Credit Facility falls below $137.5. The Company is in compliance with its Credit Facility covenants and, absent the occurrence of unexpected adverse events, expects that it will remain in compliance for the foreseeable future.

The Company believes that it will be able to meet its cash requirements for the foreseeable future in light of its cash generated from operations, significant availability under its Credit Facility, and ability to access the capital markets to refinance and/or repay debt and other obligations as they come due. Uncertainties related to the global and U.S. economies and financial markets, however, could restrict the Company’s flexibility with respect to its available liquidity sources, such as preventing the Company from refinancing those liabilities at more favorable rates than those currently available.

Dividends

The Company has established the payment of a quarterly common stock dividend at the rate of $0.05 per share. The following table lists information related to the quarterly cash dividend:

2011 COMMON STOCK DIVIDENDS
Record Date	Payment Date	Per Share
February 11, 2011	March 10, 2011	$0.05
May 13, 2011	June 10, 2011	0.05
August 15, 2011	September 9, 2011	0.05
November 15, 2011	December 9, 2011	0.05

The Company’s Credit Facility contains certain restrictive covenants with respect to the Company’s payment of dividends. Under these covenants, dividends are permitted provided (i) availability exceeds $247.5 or (ii) availability exceeds $192.5 and the Company meets a fixed charge coverage ratio of one to one as of the most recently ended fiscal quarter. If the Company cannot meet either of these thresholds, dividends would be limited to $12.0 annually. Currently, the availability under the Credit Facility significantly exceeds $247.5. Accordingly, there currently are no covenant restrictions on the Company’s ability to declare and pay a dividend to its stockholders. Cash dividends paid in 2011 and 2010 by the Company to its shareholders were determined to be a return of capital under the United States Internal Revenue Code.

On January 24, 2012, the Company announced that its Board of Directors had declared a quarterly cash dividend of $0.05 per share of common stock, payable on March 9, 2012, to shareholders of record on February 10, 2012.

Restrictions Under the Senior Notes and Credit Facility

The indenture governing the Company’s 2020 Notes and the notes offered hereby and its Credit Facility contain restrictions and covenants that may limit the Company’s operating flexibility.

The indenture governing the 2020 Notes and the notes offered hereby includes customary restrictions on (a) the incurrence of additional debt by certain AK Steel subsidiaries, (b) the incurrence of liens by AK Steel and AK Holding’s other subsidiaries, (c) the amount of sale/leaseback transactions and (d) the ability of AK Steel and AK Holding to merge or consolidate with other entities or to sell, lease or transfer all or substantially all of the assets of the AK Steel and AK Holding to another entity. They also contain customary events of default.

The Credit Facility contains restrictions, including limitations on, among other things, distributions and dividends, acquisitions and investments, indebtedness, liens and affiliate transactions. In addition, the Credit Facility requires maintenance of a minimum fixed charge coverage ratio of one to one if availability under the Credit Facility is less than $137.5. The Company does not expect any of these restrictions to affect or limit its ability to conduct its business in the ordinary course.

During the period, the Company was in compliance with all the terms and conditions of its debt agreements.

Capital Investments

The Company anticipates 2012 capital investments of approximately $150.0, which includes about $50.0 for the Company’s recent strategic investments in iron ore and coal reserves. In the near-term, the Company expects to fund the capital investments from cash generated from operations or from borrowings under its Credit Facility. In addition, with respect to prior capital investments, the Commonwealth of Kentucky has provided the Company the ability to receive tax incentives in the form of payroll tax and other withholdings over a 10-year period to help defray the costs for the installation of a vacuum degasser and caster modifications at its Ashland Works under the Kentucky Industrial Revitalization Act Tax Credit Program. These tax incentives are based on certain employment levels and thus may be reduced if employment levels are below the designated minimum levels. Through December 31, 2011, the Company has accumulated $20.3 in such withholdings, which amount is included as a reduction of property, plant and equipment in the Consolidated Financial Statements.

Employee Benefit Obligations

Under its method of accounting for pension and other postretirement benefit plans, the Company recognizes, as of the Company’s measurement date of December 31, any unrecognized actuarial gains and losses that exceed 10% of the larger of projected benefit obligations or plan assets (the “corridor”). In 2011, the unrecognized losses attributable to the Company’s qualified pension plans exceeded the corridor, primarily as a result of a decline in the discount rate and pension asset investment returns less than the plan assumption. Accordingly, the Company incurred a pre-tax corridor charge of $268.1 in the fourth quarter of 2011. In 2010 and 2009, the Company incurred no corridor adjustments.

Based on current assumptions, the Company anticipates that its required pension funding contributions during 2012 will total approximately $170.0. A $28.7 contribution toward that total was made in the first quarter of 2012. Additionally, the Company currently estimates that its required annual pension contributions will be approximately $300.0 for 2013. The amount and timing of future required contributions to the pension trust depend on assumptions concerning future events. The most significant of these assumptions relate to future investment performance of the pension funds, actuarial data relating to plan participants and the benchmark interest rate used to discount benefits to their present value. Because of the variability of factors underlying these assumptions, including the possibility of future pension legislation, the reliability of estimated future pension contributions decreases as the length of time until the contribution must be made increases. Currently, the Company’s major pension plans are significantly underfunded. As a result, absent major increases in long-term interest rates, above average returns on pension plan assets and/or changes in legislated funding requirements, the Company will be required to make contributions to its pension trusts of varying amounts in the long-term. Some of these contributions could be substantial.

The Company provides healthcare benefits to a significant portion of its employees and retirees. Based on the assumptions used to value other postretirement benefits, primarily retiree healthcare and life insurance benefits, annual cash payments for these benefits are expected to be in a range which trends down from $79.8 to $14.2 over the next 30 years. These payments do not include payments totaling $59.3 over the next two years to the Butler VEBA trust as part of the Butler Retiree Settlement. The payments include the uncapped benefits to be paid through 2014 as part of the Butler Retiree Settlement. For a more detailed description of the settlement, see the discussion below and in Note 6 to the Consolidated Financial Statements.

Accounting for retiree healthcare benefits requires the use of actuarial methods and assumptions, including assumptions about current employees’ future retirement dates, the anticipated mortality rate of retirees, the benchmark interest rate used to discount benefits to their present value, anticipated future increases in healthcare costs and the obligation of the Company under future collective bargaining agreements with respect to healthcare benefits for retirees. Changing any of these assumptions could have a material impact on the calculation of the Company’s total obligation for future healthcare benefits. For example, the Company’s calculation of its future retiree healthcare benefit obligation as of the end of 2011 assumed that the Company would continue to provide healthcare benefits to current and future retirees. If this assumption is altered, it could have a material effect on the calculation of the Company’s total future retiree healthcare benefit obligation. This assumption could be altered as a result of one or more of the following developments or other unforeseen events.

First, retirees could consent to a change in the current level of healthcare benefits provided to them. Second, in certain instances, the union that represented a particular group of retirees when they were employed by the Company could, in the course of negotiations with the Company, accept such a change. Third, in certain instances, at or following the expiration of a collective bargaining agreement that affects the Company’s obligation to provide healthcare benefits to retired employees, the Company could take action to modify or terminate the benefits provided to those retirees without the agreement of those retirees or the union, subject to the right of the union subsequently to bargain to alter or reverse such action by the Company. The precise circumstances under which retiree healthcare benefits may be altered unilaterally or by agreement with a particular union vary depending on the terms of the relevant collective bargaining agreement. Some of these developments already have occurred and either already have affected, or may affect in the future, the Company’s retiree healthcare benefit obligation.

For example, in the first quarter of 2011, the federal district court approved a settlement agreement (the “Butler Retiree Settlement”) of the claims in litigation filed against the Company by a group of retirees of its Butler Works relating to their retiree health and welfare benefits. Pursuant to the Butler Retiree Settlement, AK Steel will continue to provide company-paid health and life insurance to the covered retirees through December 31, 2014, and will make combined lump sum payments totaling $91.0 to a Voluntary Employees Beneficiary Association trust (the “VEBA Trust”) and to plaintiffs’ counsel. In August 2011, the Company made a total of $31.7 in payments to a VEBA Trust for a class of Butler Works retirees and to their counsel as part of the Butler Retiree Settlement. The Company will make two additional cash contributions to the VEBA Trust of $31.7 in July 2012 and $27.6 in July 2013. Effective January 1, 2015, AK Steel will transfer to the VEBA Trust all OPEB obligations owed to the covered retirees under the Company’s applicable health and welfare plans and will have no further liability for any claims incurred by those retirees after December, 31, 2014, relating to their OPEB obligations. Following entry of the judgment approving the Settlement, the Company’s total OPEB liability (prior to any funding of the VEBA trust) increased by $29.6 in 2011. A one-time, pre-tax charge of $14.2 was recorded in 2011 to reverse previous amortization of the prior plan amendment. The remaining portion was recognized in other comprehensive income and will be amortized into earnings over approximately five years.

Energy and Raw Material Hedging

The Company enters into derivative transactions in the ordinary course of business to hedge the cost of natural gas, electricity and certain raw materials, including iron ore. At December 31, 2011, the Consolidated Balance Sheets included accrued liabilities of $21.6 for the fair value of these derivatives. Changes in the prices paid for the related commodities are expected to offset the effect on cash of settling these amounts.

Off-Balance Sheet Arrangements

See discussion of Magnetation JV under Iron Ore Investment for information about this equity investee. There were no other material off-balance sheet arrangements as of December 31, 2011.

Contractual Obligations

In the ordinary course of business, the Company enters into agreements under which it is obligated to make legally enforceable future payments. These agreements include those related to borrowing money, leasing equipment and purchasing goods and services. The following table summarizes by category expected future cash outflows associated with contractual obligations in effect as of December 31, 2011 and does not reflect this offering or the February 2012 IRB Refinancing.

	Payment due by period
Contractual Obligations	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Long-term debt (including current portion)	$0.7	$1.4	$0.1	$649.3	$651.5
Short-term borrowings	250.0	—	—	—	250.0
Interest on debt (a)	48.0	84.5	84.5	168.0	385.0
Operating lease obligations	7.8	10.4	8.5	11.8	38.5
Purchase obligations and commitments	2,026.7	2,346.5	1,433.9	2,108.2	7,915.3
Pension and other postretirement benefit obligations (b)	130.0	186.1	106.5	1,452.2	1,874.8
Magnetation JV investment (c)	47.5	—	—	—	47.5
Other non-current liabilities	—	41.2	20.0	42.7	103.9

Total	$2,510.7	$2,670.1	$1,653.5	$4,432.2	$11,266.5

(a)	Amounts include contractual interest payments using the interest rates as of December 31, 2011 applicable to the Company’s variable-rate debt and stated fixed interest rates for fixed-rate debt. On a pro forma basis after giving effect to the IRB Refinancing, these amounts are $52.4, $94.1, $94.1, $210.3 and $450.9 for Less than 1 year, 1-3 years, 3-5 years, More than 5 years and Total, respectively.
(b)	The Company plans to make future cash contributions to its defined benefit pension plans (not included in the table above). The estimate for these contributions is approximately $170.0 in 2012. A $28.7 contribution toward that total was made in the first quarter of 2012. Additionally, the Company currently estimates that its required annual pension contributions will be approximately $300.0 for 2013. Estimates of cash contributions to the pension trust to be made after 2013 cannot be reliably determined at this time due to the number of variable factors that impact the calculation of defined benefit pension plan contributions. Because pension benefit payments will be made from the pension trust for at least the next five years, the net pension liability is included in the More than 5 years column. Estimated benefit payments for 2012 are $79.8 and are expected to be in a range which trends down from $79.8 to $14.2 over the next 30 years. The amounts in the table for 2012 include the $31.7 and for 2013 include the $27.6 in remaining payments pursuant to the Butler Retiree Settlement. After 2014 the Company will have no further obligation to make payments to those Butler retirees and its OPEB liability to them will have been eliminated. For a more detailed description of these obligations, see the discussion in Note 6 to the Consolidated Financial Statements.
(c)	The Company’s investment of capital in Magnetation JV will occur in phases. For Phase I, the Company will contribute a total of $147.5 for its interest in the joint venture, $100.0 of which was already contributed on October 4, 2011. AK Steel anticipates funding the remaining $47.5 in the third quarter of 2012 upon Magnetation JV’s attainment of specified operational performance levels. For Phase II, AK Steel will contribute a total of $150.0. AK Steel’s contribution of the Phase II funds will be made following Magnetation JV’s satisfaction of certain conditions, primarily obtaining the necessary permits for the construction and operation of the pellet plant, and is anticipated to occur over time between 2013 and 2016. No amounts have been included in the table above for the Phase II payments because there is not a specified, fixed date by which the payments must be made until the Phase II conditions are satisfied.

In calculating the amounts for purchase obligations, the Company identified all contracts under which the Company has a legally enforceable obligation to purchase products or services from the vendor and/or make payments to the vendor for an identifiable period of time. Then for each identified contract, the Company determined its best estimate of payments to be made under the contract assuming (1) the continued operation of existing production facilities, (2) normal business levels, (3) the contract would be adhered to in good faith by both parties throughout its term and (4) prices are as set forth in the contract. Because of changes in the markets it serves, changes in business decisions regarding production levels or unforeseen events, the actual amounts paid under these contracts could differ significantly from the numbers presented above. For example, as is the case currently with the contracts entered into with certain of the Company’s raw material suppliers, circumstances could arise which create exceptions to minimum purchase obligations that are set forth in the contracts. The purchase obligations set forth in the table above have been calculated without regard to such exceptions.

A number of the Company’s purchase contracts specify a minimum volume or price for the products or services covered by the contract. If the Company were to purchase only the minimums specified, the payments set forth in the table would be reduced. Under “requirements contracts” the quantities of goods or services the Company is required to purchase may vary depending on its needs, which are dependent on production levels and market conditions at the time. If the Company’s business deteriorates or increases, the amount it is required to purchase under such a contract would likely change. Many of the Company’s agreements for the purchase of goods and services allow the Company to terminate the contract without penalty upon 30 to 90 days’ prior notice. Any such termination could reduce the projected payments.

The Company’s Consolidated Balance Sheets contain reserves for pension and other postretirement benefits and other long-term liabilities. The benefit plan liabilities are calculated using actuarial assumptions that the Company believes are reasonable under the circumstances. However, because changes in circumstances can have a significant effect on the liabilities and expenses associated with these plans including, in the case of pensions, pending or future legislation, the Company cannot reasonably and accurately project payments into the future. While the Company does include information about these plans in the above table, it also discusses these benefits elsewhere in this Management’s Discussion and Analysis of Financial Condition and Results of Operations and in the notes to its Consolidated Financial Statements.

The other long-term liabilities on the Company’s Consolidated Balance Sheets include reserves for environmental and legal issues, employment-related benefits and insurance, liabilities established with regard to uncertain tax positions, and other reserves. These amounts generally do not arise from contractual negotiations with the parties receiving payment in exchange for goods and services. The ultimate amount and timing of payments are subject to significant uncertainty and, in many cases, are contingent on the occurrence of future events, such as the filing of a claim or completion of due diligence investigations, settlement negotiations, audit and examinations by taxing authorities, documentation or legal proceedings.

Iron Ore Investment

On October 4, 2011, AK Steel entered into a joint venture (“Magnetation JV”) with Magnetation, Inc. (“Magnetation Partner”) whereby AK Steel acquired a 49.9% interest in Magnetation JV. Magnetation JV utilizes magnetic separation technology to recover iron ore from existing stockpiles of previously mined material, often referred to as “tailings”. Magnetation JV’s technology utilizing these tailings eliminates the need for traditional drilling, blasting and excavating. That eliminates the capital expenditures and other costs associated with traditional open pit mining and refining of mined ore, thereby enabling the production of iron ore pellets that are among the lowest cost in the United States. Magnetation Partner’s primary initial contributions consisted of plant assets and a license of its proprietary technology to the Magnetation JV. Magnetation Partner will oversee the day-to-day operations of Magnetation JV by providing management and administrative services through a management services agreement.

The joint venture is expected to grow in two phases. With respect to Phase I, Magnetation JV’s existing plant currently produces about 350,000 short tons of iron ore concentrate annually. Magnetation JV currently is constructing a second plant near the existing plant with a targeted annual capacity of approximately 1.1 million short tons, of which the current permitted annual capacity is approximately 900,000 short tons. Once the second plant is fully operational, which is expected during the second quarter of 2012, Phase I will be complete. Iron ore concentrate from Phase I will be loaded onto railcars at Magnetation JV’s rail loadout facility, which includes a rail spur and certified scale. This rail loadout facility, which is complete and currently operational, enables Magnetation JV to ship its iron ore concentrate (and, in the future, its iron ore pellets) in a controlled and cost-effective manner. Phase I will effectively provide AK Steel with a partial hedge to the global price of iron ore, as AK Steel will recognize its share of net income from the joint venture’s sale of its iron ore concentrate to third parties at market prices. If the global price of iron ore increases, AK Steel will benefit from the higher Magnetation JV net income caused by that price increase to partially offset AK Steel’s higher raw material costs. AK Steel is expected to benefit from Phase I, however, even absent an increase in the global price of iron ore. Magnetation JV is a low-cost producer of iron ore concentrate and it is expected to generate net income on the sale of such concentrate even if current global iron ore prices were to fall significantly. The Company’s proportionate share of the net income is included in other income (expense) on the Consolidated Statements of Operations.

Phase II will commence following Magnetation JV’s satisfaction of certain conditions, principally when it obtains the necessary permits, and will involve the construction and operation of one or more additional concentrate plants and an iron ore pelletizing plant. Following the completion of this second phase, Magnetation JV is expected to have concentrate plants with a total annual capacity of up to 3.7 million short tons and a pellet plant with an annual capacity of approximately 3.3 million short tons. Upon its completion, the pellet plant is expected to consume the majority of the joint venture’s iron concentrate production. Magnetation JV estimates that the aggregate price to construct the pellet plant will be approximately $300.0 and expects that plant to be completed by 2016. The total estimated construction price is lower than a typical full iron ore pellet line, primarily because of the fact that Magnetation JV’s pellet plant’s consumption of iron ore concentrate, a semi-refined product, eliminates the need to construct a crusher plant and concentrate plant and incur the related costs of traditional open pit mining operations. Through an offtake agreement, AK Steel will have the right to purchase all of the pellets produced by Magnetation JV. AK Steel thus expects that the iron ore pellet production will satisfy about 50% of its current iron ore pellet requirements, at a net cost to AK Steel substantially below the current world market price. After the pellet plant is in operation, AK Steel will benefit from its investment in the joint venture by (1) receiving its share of net income from the joint venture, and (2) purchasing pellets from the joint venture at favorable prices.

AK Steel’s investment of capital in Magnetation JV also will occur in phases. For Phase I, AK Steel will contribute a total of $147.5 for its interest in the joint venture. AK Steel contributed $100.0 on October 4, 2011, and anticipates funding the remaining $47.5 in the third quarter of 2012 upon Magnetation JV’s attainment of specified operational performance levels. For Phase II, AK Steel will contribute a total of $150.0. AK Steel’s contribution of the Phase II funds will be made following Magnetation JV’s satisfaction of certain conditions, primarily obtaining the necessary permits for the construction and operation of the pellet plant, and is anticipated to occur over time between 2013 and 2016.

Coal Investment

In a separate transaction on October 4, 2011, AK Steel acquired 100% of the stock of Solar Fuel Company, Inc., which AK Steel subsequently renamed AK Coal. AK Coal controls, through ownership or lease, significant reserves of low-volatile metallurgical coal, which is used to produce coke needed for iron-making blast furnaces. AK Steel agreed to pay $36.0 for Solar Fuel Company, consisting of a $24.0 payment made at closing on October 4, 2011, and payments of $2.0, $3.0 and $7.0 on the first, second and third anniversaries of the closing date. AK Steel has commenced development of a mining plan and will seek the necessary permits to mine the coal. AK Steel will determine in the future whether it will mine the coal itself or whether it will use contract miners for all or some of the mining operations. AK Steel expects to invest approximately $60.0 in capital investments in AK Coal, most of which it expects to spend between 2012 and 2015, to develop its mining operations and begin coal production. AK Coal currently anticipates commencing production in earnest in the first half of 2013, though commencement of production is contingent upon, among other things, obtaining all necessary permits. The Company estimates that AK Coal owns or leases existing proven and probable coal reserves of over 20 million tons of low-volatile metallurgical coal. The Company presently anticipates that AK Coal’s reserves will benefit the Company through direct consumption by the Company and/or sales to third parties as a financial hedge to the market price of metallurgical coal. The Company also continues to conduct exploratory drilling on property controlled by AK Coal and is seeking access to additional reserves, primarily through leasing arrangements, near the reserves that it already controls. AK Coal anticipates that these activities will result in a net increase of coal reserves. At the present time, AK Coal leases a portion of its reserves to third party miners and collects royalties from their production. Net income from these activities is currently insignificant to the Company’s results of operations.

Iron Ore Pricing

Iron ore is one of the principal raw materials required for the Company’s steel manufacturing operations. The Company purchased approximately 5,500,000 tons of iron ore pellets in 2011. The Company makes most of its purchases of iron ore at negotiated prices under annual and multi-year agreements. Through 2010 these agreements typically had a variable-price mechanism by which the price of iron ore was adjusted annually, based in whole or in part upon a benchmark price for iron ore established by contract negotiations between the principal iron ore producers and certain of their largest customers. In order to avoid that uncertainty and reduced ability to recover its costs, in 2011 the Company negotiated new pricing terms with its principal iron ore suppliers pursuant to which prices are adjusted quarterly. In 2011 for each quarter, the price for iron ore was determined with reference to a historical iron ore index, referred to as the “IODEX”. For example, the fourth quarter of 2011 iron ore price was determined with reference to the IODEX price for the preceding June, July and August period. For a substantial majority of the iron ore which the Company purchases under contract from its major suppliers, those quarterly adjustments are final. With respect to a portion of the iron ore the Company purchases from one supplier, those prices are further adjusted later in the year based on an average of the quarterly prices. With respect to another of its other major suppliers, the Company also has agreed to alter the timing of the quarterly adjustment so that it is closer in time to then-current IODEX pricing.

The Company attempts to mitigate the effect of its increased raw material costs in the normal course of pricing its own products through increased prices in the spot market and the use of variable pricing with its contract customers that allows the Company to adjust selling prices in response to changes in the cost of certain raw materials and energy, including iron ore. It typically is unable, however, to recover 100% of its increased iron ore costs in this manner. There are a variety of factors which ultimately will affect how much of any increase in iron ore prices the Company is able to recover through its own steel price increases. These include the amount of the price increase for iron ore, the terms of the Company’s agreements with its contract customers, and the extent to which competitive pressures may prevent the Company from increasing the price of the steel it sells into the spot market to sufficiently cover the full amount of the iron ore price increase. It is because of this inability to control and/or fully pass through its iron ore costs that the Company made the investment in Magnetation JV in 2011. Although the full benefit of that investment will not be realized until the completion of an iron ore pellet plant currently in the planning stage, in the interim the Company will receive a share of the net income from Magnetation JV, which will serve as a partial financial hedge against increases in the price of iron ore. Even absent future iron ore price increases, Magnetation JV is expected to generate income to AK Steel as a result of its low cost production of iron ore concentrate and, in the future, iron ore pellets. When the pellet plant is completed, the Company expects that the iron ore pellet production from Magnetation JV eventually will satisfy about 50% of AK Steel’s iron ore pellet requirements, at a net cost to AK Steel substantially below the current world market price.

Butler Works No. 5 Electric Arc Furnace

As part of its continuing effort to reduce costs, the Company completed the installation of the new electric arc furnace (“No. 5 EAF”) at its Butler Works in the second quarter of 2011. The No. 5 EAF is a state-of-the-art, highly-efficient electric arc furnace with the capacity to produce approximately 400,000 more tons of steel annually than the three older electric arc furnaces it replaced. After ramping up to full capacity, and subject to market conditions, it is expected to reduce the need for the Company to purchase merchant slabs. It also is expected to operate at a lower cost and provide greater flexibility with respect to the Company’s product mix. Following the successful start-up of the No. 5 EAF, the furnace experienced a break-out of molten metal on July 1, 2011. No one was injured, but there was substantial physical damage. In October 2011, the Company completed the necessary repairs and operations of the No. 5 EAF resumed. While the No. 5 EAF was being repaired, the Company continued production and met its customer needs by continuing to use the three older electric arc furnaces that the No. 5 EAF is replacing. The No. 5 EAF, however, is expected to operate at a lower cost than those three furnaces. Accordingly, for the period that those older furnaces were used instead of the No. 5 EAF, the Company did not realize the lower cost benefits associated with the No. 5 EAF. The Company has property damage and business interruption insurance that it believes will provide coverage with respect to the No. 5 EAF incident. The Company has submitted an insurance claim relating to this matter and does not expect the resolution of this incident to have a material impact on the results for 2012.

Automotive Market

The Company sells a significant portion of its flat-rolled carbon steel products and stainless steel products to automotive manufacturers and to distributors, service centers and converters who in some cases will resell the products to the automotive industry.

Because the automotive market is an important element of the Company’s business, North American light vehicle production affects the Company’s total sales and shipments. In 2011, the North American automotive industry continued a recovery that began in 2010 from the economic recession. That improvement in the automotive market had a positive impact on the Company’s sales and shipments in 2011, but light vehicle production levels in 2011 were still well below pre-recession levels. A further increase in light vehicle production volumes is projected for 2012. It is not expected, however, that light vehicle production levels will exceed pre-recession levels until at least 2014.

Electrical Steel Market

The Company sells its electrical steel products, which are iron-silicon alloys with unique magnetic properties, primarily to manufacturers of power transmission and distribution transformers and electrical motors and generators in the infrastructure and manufacturing markets. The Company sells its electrical steel products both domestically and internationally.

As a result of the major global recession which started in late 2008, the Company experienced a significant decrease in both its domestic and international sales of grain-oriented electrical steel (“GOES”) products. Internationally, this reduction was caused principally by a decline in spending for new electric power transmission and distribution transformers in developing countries. To a lesser extent, the Company’s international electrical steel sales also were negatively impacted by the determination in the China trade case to impose duties on GOES imported from the United States. The domestic GOES market likewise was negatively impacted by reduced maintenance and capital spending by utilities and the decline in the United States housing and construction markets, which principally drive the domestic need for new electrical transformers.

In 2010, the Company began to see an improvement in the GOES market. Although overall pricing for GOES declined slightly in 2011 versus 2010, GOES shipments improved as power generation and distribution activities around the world picked up. Year over year, 2011 shipments increased by 20% from 2010.

The continued weakness in the United States housing and construction markets has hampered the Company’s efforts to return its GOES shipments to the same volume it had prior to the global recession. The domestic housing and construction industry was significantly affected by the recession which began in 2008 and has struggled to make any noticeable improvement since then. Housing starts in the United States in 2011 remained near historically low levels for the third consecutive year. To the extent that domestic housing starts remain at a very low level, it is likely that the Company’s electrical steel sales and shipments will continue to be negatively affected. Currently, the Company expects a gradual increase in domestic housing starts over the next several years, with a return to pre-recession levels not expected until at least 2015.

In addition, the Company’s GOES shipment volume has been affected by changes in mix and by changes in production requirements to meet evolving quality requirements, principally for sales to the international market. In 2008, the Company produced nearly 325,000 tons of GOES and had the capacity under then-existing market conditions to produce as much as 335,000 tons. Under current market conditions, the Company’s GOES production capacity is approximately 285,000 tons. As demand improves, the Company anticipates that it will be able to adjust its market mix and make other changes to increase its current capacity.

On February 1, 2012, the United States Department of Energy (“DOE”) proposed revised energy efficiency standards for certain types of electrical distribution transformers, which potentially could affect the use of GOES in certain types of distribution transformers. The proposed new standards are subject to public comments and will not become final until October 1, 2012. Subject to the possibility of legal challenges, those final rules then would become effective in January 2016. Many of the manufacturers of the transformers subject to the proposed new standards are customers of the Company. The new efficiency standards, as proposed, are not expected to have a major impact on the competitiveness of GOES for use in the distribution transformers covered by the new standards. Moreover, with respect to some types of distribution transformers, the new standards have the potential for increasing the market for GOES. It is anticipated, however, that certain interested parties will advocate in their public comments before the rules become final that the efficiency standards should be raised from the levels established by the standards currently proposed by the DOE and may file litigation to challenge the new standards before they become effective. Thus, there is a risk that the DOE, on its own or pursuant to court order, may change the currently proposed efficiency standards in a way that could reduce the competitiveness of GOES for use in certain electrical distribution transformers. If that were to occur, it would result in a decrease in the available market for the Company’s GOES products. The timing of any such change, if it were to occur, is unlikely to be before at least 2016 and the Company will vigorously oppose any change that would negatively impact the available market for its GOES products. The Company also will work diligently in the interim to engage in research and development to minimize any impact of the new efficiency standards, as currently proposed or as modified, on the available market for its GOES products.

Potential Impact of Climate Change Legislation

At this time the Company continues to be unable to determine whether any of the proposed or potential legislative bills in Congress relating to climate change are reasonably likely to become law. Even in the event that any of these bills are enacted, the Company cannot anticipate the final form of such laws, or the extent to which they will be applicable to the Company and its operations. As a result, the Company currently has no reasonable basis on which it can reliably predict or estimate the specific effects any eventually enacted laws may have on the Company or how the Company may be able to mitigate any negative impacts on its business and operations.

On May 13, 2010, the U.S. Environmental Protection Agency (“EPA”) issued a final “tailoring rule” providing new regulations governing major stationary sources of greenhouse gas emissions under the Clean Air Act. Generally, the tailoring rule provides that new or modified sources of high volumes of greenhouse gases would be subject to heightened permit standards and lower emissions thresholds. The EPA continues to work on further rules governing greenhouse gas emissions that would apply more broadly and to lower levels of emission sources. Litigation has been filed to challenge the new regulations, but the outcome of that litigation cannot be reliably predicted. In light of the pending litigation and the uncertainty concerning their future, the Company cannot reliably estimate the long-term impact of the new regulations. The Company does not expect, however, the current tailoring rule provision to materially adversely affect it in the near term. In the event the EPA’s tailoring rule or similar regulations are upheld, however, the Company likely will suffer negative financial impact over time as a result of increased energy, environmental and other costs in order to comply with the limitations that would be imposed on greenhouse gas emissions.

In addition, the possibility exists that further limitations on greenhouse gas emissions may be imposed in the United States at some point in the future through some form of legislation or by additional regulations at the federal, regional or state level. Bills have been introduced in the United States Congress in recent years that aim to limit carbon emissions over long periods of time from facilities that emit significant amounts of greenhouse gases. Such bills, if enacted, would apply to the steel industry, in general, and to the Company, in particular, because the process of producing steel from elemental iron results in the creation of carbon dioxide, one of the targeted greenhouse gases. Although the Company and other steel producers in the United States are actively participating in research and development efforts to develop breakthrough technology for low- or zero-emission steelmaking processes, the development of such technologies will take time and their potential for success cannot be accurately determined. To address this need for the development of new technologies, not just in the steel industry but elsewhere, some of the proposed legislative bills include a system of carbon emission credits, which would be available to certain companies for a period of time, similar to the European Union’s existing “cap and trade” system. Each of these bills is likely to be altered substantially as it moves through the legislative process, making it virtually impossible at this time to forecast the provisions of any final legislation and the resulting effects on the Company.

If regulation or legislation regulating carbon emissions is enacted, however, it is reasonable to assume that the net financial impact on the Company will be negative, despite some potential beneficial aspects discussed below. On balance, such regulation or legislation likely would cause the Company to incur increased energy, environmental and other costs in order to comply with the limitations that would be imposed on greenhouse gas emissions. For example, the Company likely would incur the direct cost of purchasing carbon emissions credits for its own operations. Similarly, to the extent that the Company’s raw material and/or energy suppliers likewise would have to purchase such credits, they may pass their own increased costs on to the Company through price hikes. The Company likely also would incur increased capital costs as a result of cap and trade legislation. Such costs could take the form of new or retrofitted equipment, or the development of new technologies (e.g., sequestration), to try to control or reduce greenhouse gas emissions. In addition, if similar cap and trade requirements were not imposed globally, the domestic legislation could negatively impact the Company’s ability to compete with foreign steel companies not subject to similar requirements.

The enactment of climate control legislation or regulation also could have some beneficial impact on the Company, which may somewhat mitigate the adverse effects noted above. For example, to the extent that climate change legislation provides incentives for energy efficiency, up to certain levels, the Company could benefit from increased sales of its grain-oriented electrical steel products, which are among the most energy efficient in the world. The Company sells its electrical steels, which are iron-silicon alloys with unique magnetic properties, primarily to manufacturers of power transmission and distribution transformers and electrical motors and generators. The sale of such products may be enhanced by climate control legislation in different ways. For instance, to the extent that the legislation may promote the use of renewable energy technology, such as wind or solar technology, it could increase demand for the Company’s high-efficiency electrical steel products used in power transformers, which are needed to connect these new sources to the electricity grid.

Any effect on the Company would depend on the final terms of any climate control legislation or regulation enacted. Presently, the Company is unable to predict with any reasonable degree of accuracy when or even if climate control legislation or regulation will be enacted, or if so, what will be their terms and applicability to the Company. In the meantime, the items described above provide some indication of the potential impact on the Company of climate control legislation or regulation generally. The Company will continue to monitor the progress of such legislation and/or regulation closely.

Labor Agreements

At December 31, 2011, the Company employed approximately 6,600 employees, of which approximately 5,000 are represented by labor unions under various contracts that expire between 2012 and 2015.

In April 2011, members of the International Association of Machinists and Aerospace Workers, Local 1943, ratified a new labor agreement covering approximately 1,700 hourly production and maintenance employees at the Company’s Middletown Works. The new agreement is scheduled to expire September 15, 2014.

In December 2011, members of the United Steelworkers of America, Local 1915, ratified a new three-year labor agreement covering approximately 100 hourly production and maintenance employees at the Walbridge, Ohio facility of AK Tube, a wholly-owned subsidiary of AK Steel. The new agreement is scheduled to expire on January 22, 2015.

In March 2012, members of the United Auto Workers, Local 4101, ratified a new three-year labor agreement covering approximately 180 hourly production and maintenance employees at the Company’s Zanesville Works. The new agreement is scheduled to expire on May 20, 2015.

An agreement with the United Auto Workers, Local 3303, which represents approximately 1,280 employees at the Company’s Butler Works, is scheduled to expire on September 30, 2012.

Critical Accounting Policies and Estimates

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America. These principles permit choices among alternatives and require numerous estimates of financial matters. Accounting estimates are based on historical experience and information that is available to management about current events and actions the Company may take in the future. The Company believes the accounting principles chosen are appropriate under the circumstances, and that the estimates, judgments and assumptions involved in its financial reporting are reasonable. There can be no assurance that actual results will not differ from these estimates. Management believes the accounting estimates discussed below represent those accounting estimates requiring the exercise of judgment where a different set of judgments could result in the greatest changes to reported results.

Inventory Costing

Inventories are valued at the lower of cost or market. The cost of the majority of inventories is measured on the last in, first out (“LIFO”) method. The LIFO method allocates the most recent costs to cost of products sold and, therefore, recognizes into operating results fluctuations in raw material, energy and other inventoriable costs more quickly than other methods. Other inventories, consisting mostly of foreign inventories and certain raw materials, are measured principally at average cost. An actual valuation of the inventory under the LIFO method can only be made at the end of the year based on inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on Management’s estimates of expected year-end inventory levels and costs. Because these are subject to many factors beyond Management’s control, annual LIFO expense may significantly differ from the estimated amounts calculated at interim dates.

Deferred Tax Assets

The Company recognizes deferred tax assets and liabilities based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the enacted tax laws. Furthermore, the Company evaluates uncertainty in its tax positions and only recognizes benefits when the tax position is believed to be more likely than not to be sustained upon audit. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company has tax filing requirements in many states and is subject to audit in these states, as well as at the federal level in both the U.S. and in Europe. Tax audits by their nature are often complex and can require several years to resolve. In the preparation of the consolidated financial statements, the Company exercises judgments in estimating the potential exposure of unresolved tax matters. While actual results could vary, in Management’s judgment the Company has adequately accrued the ultimate outcome of these unresolved tax matters.

The Company regularly evaluates the need for a valuation allowance for deferred tax assets by assessing whether it is more likely than not that it will realize the deferred tax assets in the future. A valuation allowance assessment is performed each reporting period, with any additions or adjustments reflected in earnings in the period of assessment. In assessing the need for a valuation allowance, the Company has considered both positive and negative evidence related to the likelihood of realization of the deferred tax assets for each jurisdiction. The Company has considered negative evidence, including a cumulative loss in recent periods and the effects of increased competition in the markets served by the Company on its ability to generate future taxable income. That includes increased competition in North America as a result of new or expanded production capacity added by domestic competitors of the Company, as well as increased imports from foreign producers. In general, the existence of cumulative losses in recent periods is deemed to be a significant piece of objective negative evidence. However, the Company has historical evidence that the steel industry and the Company operate in business cycles of seven to ten years and therefore attributes significant weight to the profitability of the Company over these business cycles in evaluating the Company’s ability to generate future taxable income. In concluding that it is more likely than not that the Company will generate sufficient future taxable income to realize its deferred tax assets, the Company has considered the following positive and negative evidence:

•	The Company’s historical operating results, including the lack of prior expired federal loss carryforwards during the Company’s prior business cycles

•	Long historical Company and steel industry business cycles of seven to ten years and a current projection of positive earnings as the Company emerges from the recent cycle trough

•	Lengthy loss carryforward periods

¡	Federal net operating loss carryforwards do not begin to expire until 2023 and over 90% of those loss carryforwards have more than 17 years remaining before expiration

¡

Temporary differences other than loss carryforwards will have a 20-year carryforward period for federal purposes from the year of deduction on the tax return if the Company is in a loss carryforward position at that time; otherwise they will reduce taxable earnings in the year of deduction

•	Timing of future reversals of existing taxable temporary differences

•

Projections of future taxable income, which take into consideration both positive and negative factors, sufficient to realize deferred tax assets related to loss carryforwards prior to their expiration and other temporary differences, including:

¡	The slow but steady recovery in the United States, the Company’s primary geographic market, from the effects of the recession

¡	Positive effect on projections of future taxable income from the Company’s late-2011 investments in Magnetation JV and AK Coal

¡

Positive effects of recent Company actions to improve financial results from future operations, including the shutdown of the Ashland coke plant; implementation of cost reduction actions, including scrap reduction initiatives and reductions in employee benefit obligations; the operating benefits from the newly-installed Butler Works electric arc furnace; and benefits from the agreement with SunCoke Middletown to purchase coke and energy

¡	Improving industry outlooks for key customers in the North American auto market and, to a lesser extent, the home building sector over the next several years from record low levels in 2009

¡	The estimated negative effects of increased competition in the markets served by the Company

¡	Effect on the projections of future taxable income of the selection of alternative key assumptions, including those associated with our pension and other postretirement benefit obligations

The Company has concluded that the above-noted objective and subjective positive evidence outweighs the noted negative evidence, and accordingly, that as of December 31, 2011, it is more likely than not to realize all of its federal and most of its state deferred tax assets. The Company has recorded a valuation allowance of $22.3 as of December 31, 2011, related to loss carryforwards and tax credits in certain states that have relatively short carryforward periods and annual limits on how much loss carryforward can be used to offset future taxable income. However, the Company performs an assessment of the valuation allowance each reporting period and, if the Company is unable to generate future taxable income or its estimate of future taxable income is reduced, the deferred tax assets may no longer be considered to be more likely than not to be realized and material charges for increases in the valuation allowance may be needed in the future.

Environmental and Legal Reserves

The Company is involved in a number of environmental and other legal proceedings. The Company records a liability when it has determined that litigation has commenced or a claim or assessment has been asserted and, based on available information, it is probable that the outcome of such litigation, claim or assessment, whether by decision or settlement, will be unfavorable and the amount of the liability is reasonably estimable. The Company measures the liability using available information, including the extent of damage, similar historical situations, its allocable share of the liability and, in the case of environmental liabilities, the need to provide site investigation, remediation and future monitoring and maintenance. Accruals of probable costs have been made based on a combination of litigation and settlement strategies on a case-by-case basis and, where appropriate, are supplemented with incurred but not reported development reserves. However, amounts recognized in the financial statements in accordance with accounting principles generally accepted in the United States exclude costs that are not probable or that may not be currently estimable. The ultimate costs of these environmental and legal proceedings may, therefore, be higher than those currently recorded on the Company’s financial statements. In addition, results of operations in any future period could be materially affected by changes in assumptions or by the effectiveness of the Company’s strategies.

Pension and Other Postretirement Benefit Plans

Under its method of accounting for pension and other postretirement benefit plans, the Company recognizes into income, as of the Company’s measurement date, any unrecognized actuarial net gains or losses that exceed 10% of the larger of projected benefit obligations or plan assets, defined as the corridor. Further, amounts inside this 10% corridor are amortized over the plan participants’ life expectancy. The Company’s method results in faster recognition of actuarial net gains and losses than the minimum amortization method permitted by prevailing accounting standards and used by the vast majority of companies in the United States. Faster recognition under this method also results in the potential for highly volatile and difficult to forecast corridor adjustments.

Actuarial net gains and losses occur when actual experience differs from any of the many assumptions used to value the benefit plans or when the assumptions change, as they may each year when a valuation is performed. The major factors contributing to actuarial gains and losses for benefit plans are the differences from changes in the discount rate used to value plan liabilities as of the measurement date and changes in the expected lives of plan participants. The Company uses standard mortality tables for determining the expected lives of its plan participants and believes that the tables selected are most closely associated with the expected lives of its plan participants. However, the selection of other available tables would likely result in an increase in the plan obligations. In addition, a major factor contributing to actuarial gains and losses for pension plans are the differences between expected and actual returns on plan assets. For OPEB plans, differences in estimated versus actual healthcare costs and changes in assumed healthcare cost trend rates are additional major factors contributing to actuarial gains and losses. In addition to their effect on the funded status of the plans and their potential for corridor adjustments, these factors affect future net periodic benefit expenses. Changes in key assumptions can have a material effect on the amount of benefit obligation and annual expense recognized. For example, a one-quarter-percentage-point decrease in the discount rate would increase pension expense in 2012 by $0.6 and increase the OPEB credit by less than $0.1, without taking into account any potential corridor adjustments. A one-quarter-percentage-point change in the discount rate would have changed the pension obligation at December 31, 2011 by approximately $78.0 and the OPEB obligation by approximately $12.9. Based on the Company’s benefit obligation as of December 31, 2011, a one-percentage-point increase in the assumed healthcare trend rate would increase the accumulated benefit obligation by $5.7 and decrease the projected 2012 OPEB credit by approximately $0.5 before tax. A one-percentage-point decrease in the expected rate of return on pension plan assets would increase the projected 2012 pension expense by approximately $23.2 before tax. As of December 31, 2011, the Company has reduced its expected rate of return on pension plan assets from 8.5% to 8.0% as a result of Management’s consideration of historical and projected investment returns in conjunction with the allocation of investments. This change in assumption has the effect of decreasing the expected return on plan assets component of pension expense by approximately $11.6 in 2012.

Asset Impairment

The Company has various assets subject to possible impairment, including investments, property, plant and equipments, goodwill and other intangible assets. Each of these assets are subject to a review for impairment, if and when circumstances indicate that a loss in value below its carrying amount has occurred. Management’s judgment is used to evaluate the effect of changes in operations and to estimate future cash flows to measure fair value. Use of assumptions, such as forecasted growth rates and cost of capital, are generally considered as part of these analyses and based on Management’s judgment can result in different conclusions. Management believes its use of such data to be appropriate and consistent with internal projections. The most recent annual goodwill impairment test indicated that the fair value of the Company’s reporting unit was substantially in excess of its carrying value. However, the Company’s businesses operate in highly cyclical industries and the valuation of these businesses can be expected to fluctuate, which may lead to impairment charges in future periods.

The Company’s investment in AFSG Holdings, Inc. represents the carrying value of its discontinued insurance and finance leasing businesses, which have been largely liquidated. The activities of the remaining operating companies are being classified as “runoff” and the companies are accounted for, collectively, as a discontinued operation under the liquidation basis of accounting, whereby future cash inflows and outflows are considered. The Company is under no obligation to support the operations or liabilities of these companies.

New Accounting Pronouncements

No new accounting pronouncement issued or effective during the 2011 fiscal year has had or is expected to have a material effect on the Company’s Consolidated Financial Statements.

Quantitative and Qualitative Disclosures about Market Risk.

The Company’s primary areas of market risk include changes in (a) interest rates, (b) the prices of raw materials and energy sources, and (c) foreign currency exchange rates. The Company manages interest rate risk by issuing variable- and fixed-rate debt, and had total long-term debt of $651.5 and $652.3 outstanding at December 31, 2011 and 2010, respectively. The amount outstanding at December 31, 2011, without giving effect to this offering and the use of proceeds therefrom, consisted of $552.2 of fixed-rate debt and $99.3 of variable-rate debt, prior to the IRB Refinancing. In addition, at December 31, 2011, without giving effect to this offering and the use of proceeds therefrom, the Company had $250.0 of short-term borrowings outstanding under its Credit Facility that bears interest at variable interest rates. No borrowings were outstanding under the Company’s credit facility at December 31, 2010. An increase in prevailing interest rates would increase interest expense and interest paid for the variable-rate debt. For example, a 1% increase in interest rates would result in an increase in annual interest expense of approximately $3.5 on the Company’s outstanding debt at December 31, 2011. As a result of the IRB Refinancing in February 2012 addressed above in Liquidity and Capital Resources, a higher proportion of the Company’s outstanding debt now has a fixed rate of interest and, therefore, the impact of a change in interest rates has been reduced from what it was as of December 31, 2011.

With regard to raw materials and energy sources, the cost of iron ore, in particular, and the cost of scrap both have been volatile over the course of the last several years. In addition, natural gas prices have been highly volatile at times. To address such cost volatility, where competitively possible, the Company attempts to increase the price of steel it sells to the spot market and to negotiate a variable-pricing mechanism with its contract customers that allows the Company to adjust selling prices in response to changes in the cost of certain raw materials and energy. While the Company still does not recover all of its raw material cost increases through these mechanisms, it has made significant progress in that respect through 2011, particularly with respect to variable-pricing terms with its contract customers. In addition, in the case of stainless steel, increased costs for nickel, chrome and molybdenum can usually be recovered through established price surcharges. Therefore, fluctuations in the price of energy (particularly natural gas and electricity), raw materials (such as scrap, purchased slabs, coal, iron ore, zinc and nickel) or other commodities will be, in part, passed on to the Company’s customers rather than absorbed solely by the Company.

In addition, in order to further minimize its exposure to fluctuations in raw material costs, and to secure an adequate supply of raw materials, the Company has entered into multi-year purchase agreements for certain raw materials that provide for fixed prices or only a limited variable-price mechanism. While enabling the Company to reduce its exposure to fluctuations in raw material costs, this also exposes the Company to an element of market risk relative to its sales contracts. After new contracts are negotiated with the Company’s customers, the average sales prices could increase or decrease. If that average sales price decreases, the Company may not be able to reduce its raw material costs to a corresponding degree due to the multi-year term and fixed-price nature of some of its raw material purchase contracts. In addition, some of the Company’s existing multi-year supply contracts, particularly with respect to iron ore, have required minimum purchase quantities. Under adverse economic conditions, those minimums may exceed the Company’s needs. Subject to exceptions for force majeure and other circumstances affecting the legal enforceability of the contracts, such minimum purchase requirements could require the Company to purchase quantities of raw materials, particularly iron ore, which significantly exceed its anticipated needs. Under such circumstances, the Company would attempt to negotiate agreements for new purchase quantities. There is a risk, however, that in one or more instances the Company would not be successful in securing lower purchase quantities, either through negotiation or litigation. In that event, the Company would likely be required to purchase more of a particular raw material in a particular year than it needs, negatively affecting its cash flows.

The Company uses cash-settled commodity price swaps and options (including collars) to hedge the market risk associated with the purchase of certain of its raw materials and energy requirements. Such hedges routinely are used with respect to a portion of the Company’s natural gas and nickel requirements and are sometimes used with respect to its aluminum, zinc, electricity and iron ore requirements. The Company’s hedging strategy is designed to protect it against excessive pricing volatility. However, abnormal price increases in any of these commodity markets might still negatively affect operating costs, as the Company does not typically hedge 100% of its exposure.

For derivatives designated in cash flow hedging relationships, the effective portion of the gains and losses from the use of these instruments for natural gas and electricity are recorded in accumulated other comprehensive income on the Consolidated Balance Sheets and recognized into cost of products sold in the same period as the earnings recognition of the associated underlying transaction. At December 31, 2011, accumulated other comprehensive income included $10.9 in unrealized after-tax losses for the fair value of these derivative instruments. All other commodity price swaps and options are marked to market and recognized into cost of products sold with the offset recognized as other current assets or other accrued liabilities. At December 31, 2011, accrued liabilities of $21.6 were included on the Consolidated Balance Sheets for the fair value of these commodity derivatives. At December 31, 2010, accrued liabilities of $0.1 and other current assets of $0.8 were included on the Consolidated Balance Sheets for the fair value of these commodity derivatives.

The following table presents the negative effect on pre-tax income of a hypothetical change in the fair value of derivative instruments outstanding at December 31, 2011, due to an assumed 10% and 25% decrease in the market price of each of the indicated commodities.

	Negative Effect on Pre-tax Income
Commodity Derivative	10% Decrease	25% Decrease
Natural Gas	$10.3	$24.7
Nickel	0.5	1.2
Zinc	1.8	4.4
Iron Ore	3.9	9.8

Because these instruments are structured and used as hedges, these hypothetical losses would be offset by the benefit of lower prices paid for the physical commodity used in the normal production cycle. The Company currently does not enter into swap or option contracts for trading purposes.

The Company also is subject to risks of exchange rate fluctuations on a small portion of intercompany receivables that are denominated in foreign currencies. The Company uses forward currency contracts to manage exposures to certain of these currency price fluctuations. At December 31, 2011 and 2010, the Company had outstanding forward currency contracts with a total contract value of $16.9 and $23.4, respectively, for the sale of euros. At December 31, 2011 and 2010, other current assets of $1.0 and $0.2, respectively, were included on the Consolidated Balance Sheets for the fair value of these contracts. Based on the contracts outstanding at December 31, 2011, a 10% change in the dollar to euro exchange rate would result in an approximate $1.7 pretax impact on the value of these contracts on a mark-to-market basis, which would offset the effect of a change in the exchange rate on the underlying receivable.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to combined fixed charges for the historical periods shown. For purposes of determining the ratio of earnings to combined fixed charges, earnings consist of income from continuing operations before income taxes with applicable adjustments. Combined fixed charges consist of capitalized interest credit, interest factor in rent expense and other interest and fixed charges.

Year Ended December 31,
2011		2010		2009		2008		2007
NM	*	NM	*	NM	*	NM	*	8.8

*	For the years ended December 31, 2011, 2010, 2009 and 2008, earnings were less than fixed charges by $243.6 million, $172.3 million, $95.9 million and $1.3 million, respectively.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Asset-Backed Revolving Credit Facility

On April 28, 2011, AK Steel entered into a $1.0 billion five-year revolving credit facility (the “Credit Facility”) and, subsequently, on October 31, 2011, pursuant to the terms of the Credit Facility, obtained an increase in the commitments thereunder in the amount of $100.0 million, bringing the total commitments under the Credit Facility to $1.1 billion. AK Steel’s obligations under the Credit Facility are secured by the Company’s inventory and accounts receivable. Availability of borrowings under the Credit Facility from time to time is subject to a borrowing base calculation based upon a valuation of the Company’s eligible inventories (including raw materials, finished and semi-finished goods, work-in-process inventory, and in-transit inventory) and eligible accounts receivable, each multiplied by an applicable advance rate. Borrowings under the Credit Facility bear interest at a base rate or, at the AK Steel’s option, LIBOR, plus an applicable margin ranging from 0.75% to 1.50% per annum in the case of base rate borrowings, and 1.75% to 2.50% per annum in the case of LIBOR borrowings. The applicable interest rate margin percentage is determined by the average daily availability of borrowings under the Credit Facility. In addition, AK Steel is required to pay an unused line fee of (a) 0.50% per annum if the average daily balance of borrowings and the stated amount of letters of credit under the Credit Facility was 50.0% or less of the revolver commitments during the preceding month or (b) 0.375%, if such average daily balance was more than 50.0% of the revolver commitments during the preceding month. The Credit Facility contains restrictions on, among other things, distributions and dividends, acquisitions and investments, indebtedness, liens and affiliate transactions. In addition, the Credit Facility requires maintenance of a minimum fixed charge coverage ratio of 1:1 if availability under the Credit Facility is less than the greater of (x) 12.5% of the aggregate amount of revolver commitments under the Credit Facility or (y) $137.5 million. As of December 31, 20011, the Company was in compliance with its Credit Facility covenants. AK Steel’s obligations under the Credit Facility are guaranteed by AK Holding.

At December 31, 2011, the Company had $516.7 million of availability under the Credit Facility. At December 31, 2011, without giving effect to this offering and the use of proceeds therefrom, there were $250.0 million of borrowings outstanding under the Credit Facility and $155.6 million of outstanding letters of credit. Because the Company’s obligation under its Credit Facility is secured by its eligible collateral, availability also may be reduced by a decline in the level of eligible collateral, such as the Company’s inventory and accounts receivable, which can fluctuate monthly under the terms of the Credit Facility. The Company’s eligible collateral, after application of applicable advance rates, was $922.3 million as of December 31, 2011.

Taxable Tax Increment Revenue Bonds

In 1997, in conjunction with construction of our Rockport Works facility, the Spencer County (IN) Redevelopment District (the “District”) issued $23.0 million in taxable tax increment revenue bonds. Proceeds from the bond issue were used by the Company for the acquisition of land and site improvements at the facility. The source of the District’s scheduled principal and interest payments through maturity in 2017 is a designated portion of the Company’s real and personal property tax payments. The Company is obligated to pay any deficiency in the event its annual tax payments are insufficient to enable the District to make principal and interest payments when due. In 2011, the Company made deficiency payments totaling $5.5 million. At December 31, 2011, the remaining semiannual payments of principal and interest due through the year 2017 total $38.1 million. The Company includes potential payments due in the coming year under this agreement in its annual property tax accrual.

Tax-Exempt Industrial Revenue Bonds

On February 7, 2012, we completed an offering (the “Refinancing”) of $73.3 million of tax-exempt industrial revenue bonds (“IRBs”). The Refinancing was effected through offerings of newly issued tax-exempt IRBs in an aggregate principal amount equal to the aggregate outstanding principal amount of the IRBs being replaced. We used the net proceeds from the newly issued fixed-rate tax-exempt IRBs to redeem our prior variable-rate tax exempt IRBs (“Redeemed IRBs”) on March 13, 2012.

More specifically, the Refinancing resulted in the issuance of the following new fixed-rate tax-exempt IRBs (the “New IRBs”): (i) $36.0 million aggregate principal amount of 6.75% tax-exempt IRBs due June 1, 2024 issued by the Ohio Air Quality Development Authority (the “OAQDA”), (ii) $30.0 million aggregate principal amount of 7.0% tax-exempt IRBs due June 1, 2028 issued by the City of Rockport, Indiana (the “City of Rockport”), and (iii) $7.3 million aggregate principal amount of 6.25% tax-exempt IRBs due June 1, 2020 issued by the Butler County Industrial Development Authority in Butler County, Pennsylvania (the “BCIDA”, and collectively with the OAQDA and the City of Rockport, the “Tax-Exempt Issuers”). The New IRBs were issued by the Tax-Exempt Issuers, who loaned the net proceeds of the respective issuances to us pursuant to the terms of loan agreements between us and each of the OAQDA, City of Rockport and BCIDA (the “Loan Agreements”). The Loan Agreements provide that the net proceeds of the New IRBs be held by the trustee, Wells Fargo Bank, National Association (the “Trustee”), for the purpose of redeeming the principal amount and accrued interest on the Redeemed IRBs.

The Loan Agreements contain certain customary events of default after which the New IRBs may be declared due and payable if not cured within an applicable grace period or, in certain circumstances, may be declared due and payable immediately. Such events of default include, among others, failure to pay principal and premium, if any, and interest on the New IRBs when due and payable; a breach of the certain covenants, including restrictions on the incurrence of additional debt by certain AK Steel subsidiaries, limitations on the incurrence of liens and the amount of sale/leaseback transactions, and the ability of AK Steel and AK Holding to merge or consolidate with other entities or to sell, lease or transfer all or substantially all of the assets of the AK Steel and AK Holding to another entity, in addition to certain other customary events of default; and certain events in bankruptcy, insolvency or reorganization of AK Steel or AK Holding. In addition, the New IRBs are subject to special mandatory redemption, at any time at 100% of the principal amount plus accrued interest thereon, in the event that a final determination is made that interest payments on the New IRBs are not excludable from holders’ gross income for federal income tax purposes. AK Steel’s obligations in connection with the New IRBs are guaranteed by AK Holding.

DESCRIPTION OF NOTES

AK Steel will issue the notes under an indenture, dated as of May 11, 2010, between among AK Steel, as issuer, AK Holding, as guarantor, and U.S. Bank National Association, as trustee (the “Trustee”), as heretofore supplemented, and as to be further supplemented by a second supplemental indenture, to be dated as of March 22, 2012, each among AK Steel, AK Holding and the Trustee. We refer to the indenture, as so supplemented, as the Indenture. AK Steel previously issued $400.0 million aggregate principal amount of its 7.625% Senior Notes due 2020 on May 11, 2010 and an additional $150.0 million aggregate principal amount of its 7.625% Senior Notes due 2020 on December 9, 2011 under the Indenture. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following is a summary of the material provisions of the Indenture insofar as relevant to the notes but such summary does not restate the Indenture in its entirety. You can find the definitions of certain capitalized terms used in the following summary under the subheading “Definitions.” We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes. A copy of the Indenture has been filed as an exhibit to a current report on Form 8-K, filed on May 11, 2010, and incorporated by reference herein.

For purposes of this “Description of Notes,” the terms “AK Steel,” “we,” “us” and “our” mean AK Steel Corporation and its successors under the Indenture, excluding its subsidiaries and parent, and the term “AK Holding” means AK Steel Holding Corporation and its successors under the Indenture, excluding its subsidiaries.

General

The notes will be unsecured unsubordinated obligations of AK Steel, and will mature on April 1, 2022. AK Steel may, without the consent of the holders of the notes, issue additional notes (the “Additional Notes”), provided that if the Additional Notes are not fungible with the notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number. None of these Additional Notes may be issued if an Event of Default (as defined under the subheading “— Events of Default”) has occurred and is continuing with respect to the notes. The notes and any Additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture. In addition, AK Steel may issue additional series of debt securities under the Indenture at any time.

Each note will bear interest at the rate of 8.375% per annum from the most recent interest payment date to which interest has been paid on the notes or, if interest has not been paid, from the issue date. Interest on the notes will be payable on April 1 and October 1 of each year beginning on October 1, 2012. Interest will be paid to Holders of record at the close of business on March 15 or September 15 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months on a U.S. corporate bond basis.

The notes may be exchanged or transferred at the office or agency of AK Steel. Initially, the paying agent office of the Trustee will serve as such office. The notes will be issued only in fully registered form, without coupons, in denominations of $2,000 of principal amount and multiples of $1,000 in excess thereof. See “— Book-Entry; Delivery and Form.” No service charge will be made for any registration of transfer or exchange of notes, but AK Steel may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

The notes will not be entitled to the benefit of any sinking fund.

Change of Control

AK Steel must commence, within 30 days of the occurrence of a Change of Control Repurchase Event, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest, if any, to the Payment Date.

There can be no assurance that AK Steel will have sufficient funds available at the time of any Change of Control Repurchase Event to make any debt payment (including repurchases of notes) required by the foregoing covenant, as well as any other repayments pursuant to covenants that may be contained in loan facilities or other securities of AK Steel that might be outstanding at the time.

AK Steel will not be required to make an Offer to Purchase upon the occurrence of a Change of Control Repurchase Event if a third party makes an offer to purchase the notes in the manner, at the times and price, and otherwise in compliance with the requirements of the Indenture applicable to an Offer to Purchase for a Change of Control Repurchase Event, and purchases all notes validly tendered and not withdrawn in such offer to purchase.

Notwithstanding anything to the contrary herein, an Offer to Purchase upon the occurrence of a Change of Control Repurchase Event may be made in advance of a Change of Control, conditional upon such Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control at the time of making the Offer to Purchase pursuant to the Change of Control Repurchase Event.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of AK Steel and its Subsidiaries, taken as a whole. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require AK Steel to purchase its notes as a result of the sale, transfer, conveyance or other disposition of less than all of the assets of AK Steel and its Subsidiaries may be uncertain.

Holders may not be able to require us to purchase their notes in certain circumstances involving a significant change in the composition of the Board of Directors, including a proxy contest where the Board of Directors does not endorse the dissident slate of directors but approves them as “continuing directors.” In this regard, a decision of the Delaware Chancery Court (not involving our company or our securities) considered a change of control redemption provision of an indenture governing publicly traded debt securities substantially similar to the change of control described in clause (4) of the definition of Change of Control. In its decision, the court noted that a board of directors may “approve” a dissident shareholder’s nominees solely for purposes of such an indenture, provided the board of directors determines in good faith that the election of the dissident nominees would not be materially adverse to the interests of the corporation or its stockholders (without taking into consideration the interests of the holders of debt securities in making this determination).

Optional Redemption

At any time prior to April 1, 2017, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium, plus accrued and unpaid interest to the redemption date.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of (1) 1.0% of the principal amount of such note and (2) the excess, if any of (a) the present value at such redemption date of (i) the redemption price of such note at April 1, 2017 (such redemption price set forth in the table below), plus (ii) all required interest payments due on such note through April 1, 2017 (excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of such note.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 1, 2017; provided, however, that if the period from the redemption date to April 1, 2017, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

We may redeem the notes, in whole or in part, at any time on or after April 1, 2017, at the redemption price for the notes (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period commencing on April 1 of the years indicated below:

Year	Redemption Price
2017	104.188%
2018	102.792%
2019	101.396%
2020 and thereafter	100.000%

In addition, at any time prior to April 1, 2015, we may redeem up to 35% of the principal amount of the notes (including any Additional Notes) with the net cash proceeds of one or more sales of AK Holding’s common stock (to the extent proceeds are contributed to us as equity) at a redemption price (expressed as a percentage of principal amount) of 108.375%, plus accrued and unpaid interest to the redemption date; provided that at least 65% of the aggregate principal amount of notes originally issued on the Closing Date remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of common stock.

We will give not less than 30 days’ nor (except in connection with the satisfaction and discharge or defeasance of the Indenture) more than 60 days’ notice of any redemption. If less than all of the notes are to be redeemed, subject to DTC procedures, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate. However, no note of $2,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original note.

We may at any time and from time to time purchase notes in the open market, by tender offer, through privately negotiated transactions or otherwise.

Guarantees

Payment of the principal of, premium, if any, and interest on the notes will be guaranteed on an unsecured unsubordinated basis by AK Holding, our direct parent.

In addition, we may be required to cause certain Subsidiaries to Guarantee the notes pursuant to the provision described under “Certain Covenants — Limitation on Subsidiary Debt.” Any such Guarantee will be released upon the release or discharge (other than a discharge through payment thereon) of the Indebtedness of such Subsidiary which resulted in the obligation to Guarantee the notes, the disposition of capital stock of such Subsidiary such that it no longer is a Subsidiary of AK Holding, or upon defeasance of the notes. Finally, we may choose to cause any Subsidiary to Guarantee the notes, and may cause such Note Guarantee to be released at any time, provided that after giving effect to such release, we would be in compliance with the provision described under “Certain Covenants — Limitation on Subsidiary Debt.” We will not be restricted from selling or otherwise disposing of any of such Guarantor or any of its assets.

Ranking

The notes will be equal in right of payment with all existing and future unsubordinated unsecured Indebtedness of AK Steel and senior in right of payment to any subordinated Indebtedness AK Steel may incur. The Note Guarantee of AK Holding will be equal in right of payment with all existing and future unsubordinated unsecured Indebtedness of AK Holding and senior in right of payment to all subordinated indebtedness of AK Holding. The notes and the Note Guarantee will be effectively subordinated to any secured Indebtedness to the extent of the value of the assets securing such debt. Our credit facility is secured by the inventory and accounts receivable of AK Steel. As of December 31, 2011, on an as adjusted basis to give effect to this offering and the application of the net proceeds therefrom, we would have had outstanding $951.5 million of indebtedness (excluding unamortized discount), and we would have had the ability to borrow up to $766.7 million of additional indebtedness under our Credit Facility (after taking into account outstanding letters of credit and other obligations), subject to certain conditions, including satisfying specified financial covenants and a borrowing base limitation. See “Description of Certain Indebtedness — Asset-Backed Revolving Credit Facility.” In the event of AK Steel’s bankruptcy, liquidation, reorganization or other winding up, its assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. There may not be sufficient assets remaining to pay amounts due on any or all the other debt then outstanding, including the notes.

The notes will be effectively subordinated to all of the liabilities of the subsidiaries of AK Steel which are not Guarantors of the notes. As of December 31, 2011, these subsidiaries had approximately $511.8 million of liabilities outstanding.

Certain Covenants

Limitation on Liens

AK Holding will not, and will not permit any of its Subsidiaries to, create, incur, issue, assume or Guarantee any Indebtedness secured by a Mortgage upon (a) any Principal Property of AK Steel or any Principal Property of a Subsidiary of AK Steel or (b) any shares of stock or other equity interests or Indebtedness of any Subsidiary of AK Steel that owns a Principal Property (whether such Principal Property, shares of stock or other equity interests or Indebtedness is now existing or owned or hereafter created or acquired) or any shares of stock or other equity interests or Indebtedness of AK Steel, in each case, without effectively providing concurrently that the notes are secured equally and ratably with or, at our option, prior to such Indebtedness, so long as such Indebtedness shall be so secured.

The foregoing restriction shall not apply to, and there shall be excluded from Indebtedness in any computation under such restriction, Indebtedness secured by:

(1) Mortgages on any property or assets existing at the time of the acquisition thereof by AK Steel or any of its Subsidiaries and not incurred in contemplation of such acquisition;

(2) Mortgages on property or assets of a Person existing at the time such Person is merged into or consolidated with AK Steel or any of its Subsidiaries or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to AK Steel or any of its Subsidiaries; provided that any such Mortgage does not extend to any Principal Property owned by AK Steel or any of its Subsidiaries immediately prior to such merger, consolidation, sale, lease or disposition and not incurred in contemplation of such acquisition;

(3) Mortgages on property or assets of a Person existing at the time such Person becomes a Subsidiary of AK Steel and not incurred in contemplation of such acquisition;

(4) Mortgages in favor of AK Steel or any Guarantor;

(5) Mortgages on property or assets (including shares of Capital Stock or Indebtedness of any Subsidiary formed to acquire, construct, develop or improve such property) to secure all or part of the cost of acquisition, construction, development or improvement of such property, or to secure Indebtedness incurred to provide funds for any such purpose; provided that the commitment of the creditor to extend the credit secured by any such Mortgage shall have been obtained no later than 360 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or assets or (b) the placing in operation of such property or assets;

(6) Mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments; and

(7) Mortgages existing on the date of the Indenture or any extension, renewal, replacement or refunding of any Indebtedness secured by a Mortgage existing on the date of the Indenture or referred to in clauses (1), (2), (3) or (5); provided that any such extension, renewal, replacement or refunding of such Indebtedness shall be created within 360 days of repaying the Indebtedness secured by the Mortgage referred to in clauses (1), (2), (3) or (5) and the principal amount of the Indebtedness secured thereby and not otherwise authorized by clauses (1), (2), (3) or (5) shall not exceed the principal amount of Indebtedness plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

Notwithstanding the restrictions described above, AK Holding and any of its Subsidiaries may create, incur, issue, assume or Guarantee Indebtedness secured by Mortgages, without equally and ratably securing the notes, if at the time of such creation, incurrence, issuance, assumption or Guarantee, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired, the aggregate amount of all such Indebtedness secured by Mortgages which would otherwise be subject to such restrictions (other than any Indebtedness secured by Mortgages permitted as described in clauses (1) through (7) of the immediately preceding paragraph) plus the aggregate amount (without duplication) of (x) all Non-Guarantor Subsidiary Debt (other than Non-Guarantor Subsidiary Debt described in clauses (1) through (5) of the first sentence of the second paragraph under “— Limitation on Subsidiary Debt” below) and (y) all Attributable Debt of AK Steel and any of its Subsidiaries in respect of Sale and Leaseback Transactions (with the exception of such transactions which are permitted under clauses (1) through (4) of the first sentence of the first paragraph under “— Limitation on Sale and Leaseback Transactions” below) does not exceed 15% of Consolidated Net Tangible Assets.

Limitation on Subsidiary Debt

AK Steel will not permit any of its Restricted Subsidiaries that is not a Guarantor to create, assume, incur, Guarantee or otherwise become liable for or suffer to exist any Indebtedness (any Indebtedness of a non-Guarantor Subsidiary of AK Steel, “Non-Guarantor Subsidiary Debt”), without Guaranteeing the payment of the principal of, premium, if any, and interest on the notes on an unsecured unsubordinated basis.

The foregoing restriction shall not apply to, and there shall be excluded from Indebtedness in any computation under such restriction, Non-Guarantor Subsidiary Debt constituting:

(1) Indebtedness of a Person existing at the time such Person is merged into or consolidated with any Restricted Subsidiary of AK Steel or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to any Restricted Subsidiary of AK Steel and is assumed by such Restricted Subsidiary; provided that any Indebtedness was not incurred in contemplation thereof and is not Guaranteed by any other Subsidiary of AK Steel;

(2) Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of AK Steel; provided that any Indebtedness was not incurred in contemplation thereof;

(3) Indebtedness owed to AK Steel or any Guarantor;

(4) Indebtedness outstanding on the date of the Indenture or any extension, renewal, replacement or refunding of any Indebtedness existing on the date of the Indenture or referred to in clauses (1), (2) or (3);

provided that any such extension, renewal, replacement or refunding of such Indebtedness shall be created within 360 days of repaying the Indebtedness referred to in this clause or clauses (1), (2) or (3) above and the principal amount of the Indebtedness shall not exceed the principal amount of Indebtedness plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding; and

(5) Indebtedness in respect of a Receivables Facility.

Notwithstanding the restrictions described above, AK Steel and any of its Restricted Subsidiaries may create, incur, issue, assume or Guarantee Non-Guarantor Subsidiary Debt, without Guaranteeing the notes, if at the time of such creation, incurrence, issuance, assumption or Guarantee, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired, the aggregate amount of all such Non-Guarantor Subsidiary Debt which would otherwise be subject to such restrictions (other than Non-Guarantor Subsidiary Debt which is described in clauses (1) through (5) of the immediately preceding paragraph) plus the aggregate amount (without duplication) of (x) all Indebtedness secured by Mortgages (not including any such Indebtedness secured by Mortgages described in clauses (1) through (7) of the second paragraph under the heading “— Limitation on Liens”) and (y) all Attributable Debt of AK Steel and any of its Subsidiaries in respect of Sale and Leaseback Transactions (with the exception of such transactions which are permitted under clauses (1) through (4) of the first sentence of the first paragraph under “— Limitation on Sale and Leaseback Transactions” below) does not exceed 15% of Consolidated Net Tangible Assets.

Limitation on Sale and Leaseback Transactions

AK Steel will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(1) the Sale and Leaseback Transaction is solely with AK Steel or any of its Subsidiaries;

(2) the lease is for a period not in excess of 24 months, including renewals;

(3) AK Steel or such Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) through (7) of the second paragraph under the heading “— Limitation on Liens”, without equally and ratably securing the notes then outstanding under the Indenture, to create, incur, issue, assume or guarantee Indebtedness secured by a Mortgage on such property or assets in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

(4) AK Steel or such Subsidiary, within 360 days after the sale of property or assets in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the greater of (A) the net proceeds of the sale of such Principal Property or (B) the fair market value of such Principal Property to (i) the retirement of notes, other Funded Debt of AK Steel ranking on a parity with the notes or Funded Debt of a Subsidiary of AK Steel or (ii) the purchase of property or assets used or useful in its business or to the retirement of long-term indebtedness; or

(5) the Attributable Debt of AK Steel and its Subsidiary in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the Closing Date (other than any such Sale and Leaseback Transaction as would be permitted as described in clauses (1) through (4) of this sentence), plus the aggregate principal amount (without duplication) of (x) Indebtedness secured by Mortgages then outstanding (not including any such Indebtedness secured by Mortgages described in clauses (1) through (7) of the second paragraph under the heading “— Limitation on Liens”) which do not equally and ratably secure the notes (or secure notes on a basis that is prior to other Indebtedness secured thereby) and (y) Non-Guarantor Subsidiary Debt (with the exception of Non-Guarantor Subsidiary Debt which is described in clauses (1) through (5) of the second paragraph under the heading “— Limitation on Subsidiary Debt”), would not exceed 15% of Consolidated Net Tangible Assets.

Consolidation, Merger and Sale of Assets

Neither AK Steel nor AK Holding will consolidate with, merge with or into, directly or indirectly, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person, or permit any Person to merge with or into it, unless:

(1) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets (the “Surviving Person”), shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof, and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of its obligations under the Indenture and the notes;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3) it delivers to the Trustee an Officers’ Certificate and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

It is understood that AK Holding may merge with or into AK Steel pursuant to the provisions described above.

The Surviving Person will succeed to, and except in the case of a lease be substituted for, AK Steel or AK Holding, as applicable, under the Indenture and the notes.

Restrictions on Activities of AK Holding

AK Holding (a) shall not engage in any activities or hold any assets other than (i) the issuance of Capital Stock, (ii) holding 100% of the Capital Stock of AK Steel and debt securities of AK Steel that were held by AK Holding at the date of the Indenture and (iii) those activities incidental to maintaining its status as a public company, and (b) will not incur any liabilities other than liabilities relating to its Guarantee of the notes, its Guarantee of any other debt of AK Steel, any other Indebtedness it may incur and any other obligations or liabilities incidental to holding 100% of the Capital Stock of AK Steel and its liabilities incidental to its status as a public company; provided, however, that for purposes of this covenant only, the term “liabilities” shall not include any liability for the declaration and payment of dividends on any Capital Stock of AK Holding; and provided further that if AK Holding merges with or into AK Steel, this covenant shall no longer be applicable.

SEC Reports and Reports to Holders

Whether or not AK Steel is then required to file reports with the SEC, AK Steel shall file with the SEC all such reports and other information as it would be required to file with the SEC by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto within the time periods specified by the SEC’s rules and regulations. AK Steel shall supply the Trustee and each Holder who so requests or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information. AK Steel shall be deemed to have complied with this covenant to the extent that AK Holding files all reports and other information required to be filed with the SEC by Section 13(a) or 15(d) under the Exchange Act relating to AK Holding and its consolidated subsidiaries, including AK Steel.

Events of Default

The following events will be defined as “Events of Default” in the Indenture with respect to the notes:

(a) default in the payment of principal of (or premium, if any, on) any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b) default in the payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days;

(c) AK Steel defaults in the performance of or breaches any other covenant or agreement in the Indenture applicable to the notes or under the notes (other than a default specified in clause (a) or (b) above) and such default or breach continues for a period of 90 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the notes;

(d) there occurs with respect to any issue or issues of Indebtedness of AK Holding, AK Steel or any Significant Subsidiary having an outstanding principal amount of $75 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its stated maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(e) any final judgment or order (not covered by insurance) for the payment of money in excess of $75 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against AK Holding, AK Steel or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $75 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(f) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of AK Holding, AK Steel or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of AK Holding, AK Steel or any Significant Subsidiary or for all or substantially all of the property and assets of AK Holding, AK Steel or any Significant Subsidiary or (C) the winding-up or liquidation of the affairs of AK Holding, AK Steel or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(g) AK Holding, AK Steel or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of AK Holding, AK Steel or any Significant Subsidiary or for all or substantially all of the property and assets of AK Holding, AK Steel or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; or

(h) any Guarantor repudiates its obligations under its Note Guarantee or, except as permitted by the Indenture, any Note Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect.

If an Event of Default (other than an Event of Default specified in clause (f) or (g) above that occurs with respect to AK Steel) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to AK Steel (and to the Trustee if such notice is given by the Holders), may declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (d) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (d) shall be remedied or cured by AK Holding, AK Steel or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (f) or (g) above occurs with respect to AK Steel, the principal of, premium, if any, and accrued interest on the notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding notes by written notice to AK Steel and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “— Modification and Waiver.”

The Holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of notes. A Holder may not pursue any remedy with respect to the Indenture or the notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the Holder.

An officer of AK Steel must certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of AK Steel and its Subsidiaries and AK Steel’s and its Subsidiaries’ performance under the Indenture and that AK Steel has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. AK Steel will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Satisfaction and Discharge; Defeasance

The Indenture shall be satisfied and discharged if (i) AK Steel shall deliver to the Trustee all notes then outstanding for cancellation or (ii) all notes not delivered to the Trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and AK Steel shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of notes that have become due and payable), provided that in either case AK Steel shall have paid all other sums payable under the Indenture.

Defeasance and Discharge.    The Indenture provides that AK Steel will be deemed to have paid and will be discharged from any and all obligations in respect of the notes after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(A) AK Steel has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient without consideration of any reinvestment of such principal and interest, as certified by the chief financial officer of AK Steel in a written certification delivered to the Trustee, to pay the principal of, premium, if any, and accrued interest on the notes (i) on the stated maturity of such payments in accordance with the terms of the Indenture and the notes or (ii) on any earlier Redemption Date pursuant to the terms of the Indenture and the notes; provided that AK Steel has provided the Trustee with irrevocable instructions to redeem all of the outstanding notes on such Redemption Date;

(B) AK Steel has delivered to the Trustee (1) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of AK Steel’s exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (2) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940; and

(C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which AK Steel or any of its Subsidiaries is a party or by which AK Steel or any of its Subsidiaries is bound.

Defeasance of Certain Covenants and Certain Events of Default.    The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to the provisions of the Indenture described herein under “Change of Control,” and all the covenants described herein under “Certain Covenants,” clauses (c), (d) and (e) under “Events of Default,” shall be deemed not to be Events of Default, in each case with respect to the notes, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient without consideration of any reinvestment of such principal and interest, as certified by the chief financial officer of AK Steel in a written certification delivered to the Trustee, to pay the principal of, premium, if any, and accrued interest on the notes (i) on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes or (ii) on any earlier Redemption Date pursuant to the terms of the Indenture and the notes; provided that AK Steel has provided the Trustee with irrevocable instructions to redeem all of the outstanding notes on such Redemption Date, the satisfaction of the provisions described in clauses (B)(2) and (C) of the preceding paragraph and the delivery by AK Steel to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

In the event AK Steel exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, AK Steel will remain liable for such payments and AK Holding’s Note Guarantee with respect to such payments will remain in effect.

Modification and Waiver

The Indenture may be amended, with respect to the notes, without the consent of any Holder, to:

(1) cure any ambiguity, defect or inconsistency in the Indenture, provided that such amendments shall not adversely affect the interests of Holders in any material respect;

(2) comply with the provisions described under “Consolidation, Merger and Sale of Assets”;

(3) comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act or in order to maintain such qualification;

(4) evidence and provide for the acceptance of appointment by a successor Trustee;

(5) provide for the issuance of Additional Notes;

(6) make any change that, in the good faith opinion of the board of directors of AK Steel, does not materially and adversely affect the rights of any Holder; or

(7) to conform any provision to this “Description of Notes.”

Modifications and amendments of the Indenture affecting the notes may be made by AK Steel and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby,

(1) change the Stated Maturity of the principal of, or any installment of interest on, any note;

(2) reduce the principal amount of, or premium, if any, or interest on, any note;

(3) change the optional redemption dates or optional redemption prices of the notes from that stated under the caption “Optional Redemption;”

(4) change the place or currency of payment of principal of, or premium, if any, or interest on, any note;

(5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note;

(6) waive a default in the payment of principal of, premium, if any, or interest on the notes;

(7) modify any of the provisions of this “Modification and Waiver” requiring the consent of a requisite number of holders, except to increase any percentage requiring consent or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding note;

(8) release any Guarantor from its Note Guarantee, except as provided in the Indenture;

(9) amend, change or modify the obligation of AK Steel to make and consummate an Offer to Purchase under the “Change of Control” covenant after a Change of Control Repurchase Event has occurred, including, in each case, amending, changing or modifying any definition relating thereto; or

(10) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

Definitions

Set forth below are defined terms used in the covenants and other provisions of the Indenture insofar as relevant to the notes. Reference is made to the Indenture for other capitalized terms used in this “Description of Notes” for which no definition is provided.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Attributable Debt,” in respect of any Sale and Leaseback Transaction, means, as of the time of determination, the total obligation (discounted to present value at the rate per annum equal to the discount rate which would be applicable to a capital lease obligation with like term in accordance with GAAP) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease included in such Sale and Leaseback Transaction.

“Board of Directors” means the board of directors of AK Holding.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock but excluding any convertible or exchangeable debt securities.

“Change of Control” means such time as:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of AK Steel and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of AK Holding on a fully diluted basis;

(3) the adoption of a plan relating to the liquidation or dissolution of AK Holding or AK Steel;

(4) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by AK Holding’s stockholders was approved by a vote of a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office;

(5) AK Holding or AK Steel consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into AK Holding or AK Steel, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of AK Holding or AK Steel, as the case may be, or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of AK Holding or AK Steel outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person”

or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person; or

(6) AK Holding fails to own 100% of the Capital Stock of AK Steel; provided, however, that it shall not be deemed a Change of Control if AK Holding merges into AK Steel, except that in such case, AK Steel shall be substituted for AK Holding for purposes of this definition of “Change of Control,” and this clause (6) shall no longer be applicable.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Closing Date” means the date on which the notes are issued under the Indenture.

“Consolidated Net Tangible Assets” means the total assets of AK Holding and its Subsidiaries after deducting therefrom all intangible assets, current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and minority interests, if any, in any assets of the Subsidiaries, all as would be set forth on the most recently available quarterly or annual consolidated balance sheet of AK Holding and its Subsidiaries, prepared in conformity with GAAP.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Foreign Subsidiary” means any Subsidiary that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“Funded Debt” means all Indebtedness having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower, but excluding any such Indebtedness owed to AK Holding or a Subsidiary of AK Holding.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which are in effect on the date of the indenture.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means AK Steel Holding Corporation and any Subsidiary that Guarantees the notes.

“Indebtedness” means indebtedness for borrowed money.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P) and the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by AK Steel.

“Moody’s” means Moody’s Investors Service Inc.

“Mortgage” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or any other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Note Guarantee” means a Guarantee of the obligations of AK Steel under the Indenture and the notes by AK Holding or any Subsidiary.

“Offer to Purchase” means an offer to purchase notes by AK Steel from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

(1) that all notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);

(3) that any note not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless AK Steel defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that Holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of notes delivered for purchase and a statement that such Holder is withdrawing his election to have such notes purchased; and

(7) that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

On the Payment Date, AK Steel shall (a) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all notes or portions thereof so accepted together with an Officers’ Certificate specifying the notes or portions thereof accepted for payment by AK Steel. The Paying Agent shall promptly mail to the Holders of notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. AK Steel will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. AK Steel will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable. in the event that AK Steel is required to repurchase notes pursuant to an Offer to Purchase.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any domestic blast furnace or steel producing facility, or casters that are part of a plant that includes such a facility, in each case located in the United States, having a net book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of AK Steel, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(e)(2)(vi)(F) under the Exchange Act, selected by AK Steel (as certified by a resolution of the board of directors of AK Steel) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Rating Category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date that is 60 days prior to the earlier of (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by AK Steel or AK Holding, as applicable, to effect a Change of Control.

“Ratings Event” means the occurrence of the events described in (a) or (b) of this definition on, or within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by AK Steel or AK Holding, as applicable, to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) if the notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the notes shall be reduced so that the notes are rated below Investment Grade by both Rating Agencies, or (b) if the notes are rated below Investment Grade by at least one Rating Agency, the ratings of the notes by both Rating Agencies shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories) and the notes are then rated below Investment Grade by both Rating Agencies.

Notwithstanding the foregoing, a Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Event).

“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to AK Steel or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which AK Steel or any of its Restricted Subsidiaries sells their accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities or other activities reasonably related thereto.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing to AK Steel or any Subsidiary of AK Steel of any Principal Property, which Principal Property has been or is to be sold or transferred by AK Steel or any Subsidiary of AK Steel to such Person.

“Significant Subsidiary” means (a) any Restricted Subsidiary of AK Holding that, at the time of determination would be a significant subsidiary of AK Holding pursuant to Rule 1-02 of Regulation S-X as in effect on the Closing Date or (b) any group of Restricted Subsidiaries that, taken together, would be a “Significant Subsidiary” under clause (a) above.

“Subsidiary” means with respect to any specified Person, any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is, or other entity of which at least a majority of the common equity interests are, at the time directly or indirectly owned by that Person, or by one or more other Subsidiaries of that Person, or by that Person and one or more other Subsidiaries of that Person.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the full and timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the stated maturity of the notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Unrestricted Subsidiary” means (i) any Foreign Subsidiary, (ii) any Receivables Subsidiary and (iii) any Subsidiary of AK Holding created after the Closing Date, at least 10% of the Voting Stock of which is owned by Persons other than AK Holding or a Subsidiary thereof; provided that (a) such Subsidiary does not engage in the business of AK Steel as conducted on the Closing Date (but shall engage in any extension thereof or activities incidental or related thereto) and (b) in the event (1) any such Subsidiary Guarantees Indebtedness of AK Steel in an aggregate amount in excess of $50 million or (2) AK Steel or any of its Subsidiaries (other than an Unrestricted Subsidiary) contributes or otherwise transfers (other than a sale for fair market value) any Principal Property (including shares of stock of a Subsidiary that owns the Principal Property) or the proceeds of any sale of Principal Property to such Subsidiary, in either case such Subsidiary shall cease to be an Unrestricted Subsidiary.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

No recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of AK Steel in the Indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of AK Steel or of any successor Person thereof. Each Holder, by accepting the notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Concerning the Trustee

Except during the continuance of an Event of Default, the Trustee need perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of AK Steel, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest as defined by the Trust Indenture Act of 1939, as amended, it must eliminate such conflict or resign as provided therein.

Book-Entry; Delivery and Form

The notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof (“Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may be exchanged for notes in certificated form. See “— Exchange of Global Notes for Certificated Notes.”

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. AK Steel takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised AK Steel that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised AK Steel that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, premium, if any, interest, and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, AK Steel and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither AK Steel, the Trustee nor any agent of AK Steel or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records relating to the identity of the Participants to whose accounts the Global Notes are credited or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised AK Steel that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or AK Steel. Neither AK Steel nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and AK Steel and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines

(Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised AK Steel that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants have given such direction.

Neither AK Steel nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form, or Certificated Notes, if:

(1) DTC (a) notifies AK Steel that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case AK Steel fails to appoint a successor depositary; or

(2) AK Steel, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. AK Steel expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

AK Steel expects that, because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised AK Steel that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of the notes to the holders of notes that purchase the notes in the initial offering at the offering price set forth on the cover page of this prospectus supplement and hold the notes as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This description is based on the Code, administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. The description does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, partnerships, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, persons holding notes in connection with hedging transactions, “straddles,” conversion transactions or other integrated transactions, traders in securities that elect to mark to market, holders liable for alternative minimum tax or persons who have ceased to be U.S. citizens or to be taxed as resident aliens. Prospective purchasers should consult their tax advisers concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations.

As used in this section, a “U.S. holder” is a beneficial owner of notes that is for U.S. federal income tax purposes:

•	any individual who is a citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any State thereof or the District of Columbia,

•	any estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

A “non-U.S. holder” is a beneficial owner of notes (other than a partnership) that is not a U.S. holder.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax considerations of the purchase, ownership and disposition of the notes.

Tax Consequences to U.S. Holders

Payment of Interest

Interest payable on the notes will generally be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder’s method of accounting for federal income tax purposes.

We believe that the potential for additional payments due to a change of control repurchase event is remote or incidental. Accordingly, we do not intend to treat the potential payment of such amounts as part of the yield to maturity of the notes. Our determination that these contingencies are remote or incidental is binding on a

U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. However, the Internal Revenue Service (the “IRS”) may take a different position, which could require a U.S. holder to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. In the event such a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. holder. This discussion assumes that our determination is correct.

Sale, Exchange, Retirement or Other Taxable Disposition

Unless a non-recognition provision applies and subject to the discussion below, a U.S. holder generally will recognize gain or loss upon a sale, exchange, retirement (including a redemption) or other taxable disposition of a note in an amount equal to the difference, if any, between (i) the amount realized upon the sale, exchange, retirement or other taxable disposition and (ii) such holder’s adjusted tax basis in the note. The amount realized will include the amount of any cash and the fair market value of any other property received for the note (excluding the amounts attributable to accrued but unpaid qualified stated interest, which will be taxed as ordinary income to the extent not previously included in income). A U.S. holder’s adjusted tax basis in a note generally will be equal to the amount paid by such holder for the note, decreased by the amount of any cash payments made on the note other than cash payments of stated interest.

Generally, any gain or loss on the sale, exchange, retirement or other taxable disposition of a note will be capital gain or loss. If the U.S. holder is an individual or other non-corporate taxpayer and has held the note for more than one year, such capital gain generally will be eligible for reduced rates of taxation. The deductibility of net capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. In addition, backup withholding will apply if the non-corporate U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax and any amount withheld from a payment to a non-corporate U.S. holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

For purposes of the discussion below, payments with respect to interest (including other amounts treated as interest, if any) and any gain on the sale, exchange, retirement (including a redemption) or other disposition of a note will be considered to be “U.S. trade or business income” if such income or gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business.

Payment of Interest on the Notes

Subject to the discussion below on backup withholding and recent legislation, interest (including other amounts treated as interest, if any) paid on a note, generally, will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is “portfolio interest.” Generally, interest (including other amounts treated as interest, if any) on the notes will qualify as portfolio interest and will be eligible for the portfolio interest exemption from withholding tax if the non-U.S. holder (1) does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote, (2) is not a “controlled foreign corporation” with respect to which we are a “related person,” as such terms are defined in the Code, (3) provides the required certifications, under penalties of perjury, that the beneficial owner of the notes is not a U.S. person on a properly completed and executed IRS Form W-8BEN prior to the payment, and (4) is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

The gross amounts of interest (including other amounts treated as interest, if any) that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate such withholding tax. Unless an applicable tax treaty applies, U.S. trade or business income will be taxed on a net basis at regular graduated U.S. federal income tax rates rather than the 30% gross rate. In the case of a non-U.S. holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a non-U.S. holder generally must provide a properly completed and executed IRS Form W-8ECI (in the case of U.S. trade or business income) or IRS Form W-8BEN (in the case of a treaty), or any successor form as the IRS designates, as applicable, prior to the payment of interest (including other amounts treated as interest, if any). These forms must be periodically updated.

Special procedures relating to U.S. withholding taxes are provided under applicable Treasury regulations for payments through qualified intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

Sale, Exchange, Retirement or Other Taxable Disposition

Subject to the discussion below on backup withholding and recent legislation, gain realized by a non-U.S. holder on the sale, exchange, retirement (including a redemption) or other disposition of a note generally will not be subject to U.S. federal income or withholding tax unless (1) such gain constitutes U.S. trade or business income, which will be taxed in the same manner as if it were received by a U.S. holder, subject to an applicable income tax treaty providing otherwise or (2) in the case of an individual, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such gain (net of applicable U.S.-source losses) will be taxed at a flat rate of 30%.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder any interest that is paid to the non-U.S. holder. Copies of these information returns also may be made available to the tax authorities of the country in which the non-U.S. holder resides under the provisions of various treaties or agreements for the exchange of information.

Unless the non-U.S. holder is an exempt recipient, interest payments on the notes and the proceeds received from a disposition (including a redemption or retirement) of notes may be subject to additional information reporting and may also be subject to U.S. federal backup withholding (currently at a rate of 28%, which is scheduled to increase to 31% for payments made after December 31, 2012) if such holder fails to comply with applicable U.S. information reporting and certification requirements. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well.

Backup withholding is not an additional tax. Any amounts so withheld under the backup withholding rules will be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Recent Legislation

In addition to withholding taxes discussed above, a withholding tax of 30% will be imposed on payments to certain foreign entities of interest on (after December 31, 2013) and the gross proceeds of dispositions of U.S. debt instruments (after December 31, 2014), unless various U.S. information reporting and due diligence requirements generally relating to U.S. owners of and account holders with those entities have been satisfied. These new requirements are different from, and in addition to, the beneficial owner certification requirements described above. These new withholding rules are generally effective for notes issued after March 18, 2012 (or after December 31, 2012 under proposed regulations not yet in effect). Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in the notes.

The preceding summary of the material U.S. federal income tax considerations of the acquisition, ownership and disposition of the notes is for general information only and is not tax advice. Accordingly, each investor should consult his, her or its own tax advisor as to particular tax considerations to it of purchasing, holding and disposing of notes, including the applicability and effect of other U.S. federal, state, local or foreign tax laws, and of any proposed changes in applicable law.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated March 19, 2012, we have agreed to sell to the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative, the following respective principal amounts of the notes:

Underwriter	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$132,000,000
J.P. Morgan Securities LLC	66,000,000
Citigroup Global Markets Inc.	15,000,000
Credit Suisse Securities (USA) LLC	15,000,000
Deutsche Bank Securities Inc.	15,000,000
Wells Fargo Securities, LLC	15,000,000
Morgan Stanley & Co. LLC	10,500,000
Barclays Capital Inc.	5,250,000
FBR Capital Markets & Co.	5,250,000
Fifth Third Securities, Inc.	5,250,000
Goldman, Sachs & Co.	5,250,000
PNC Capital Markets LLC	5,250,000
UBS Securities LLC	5,250,000

Total	$300,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

After the initial public offering, the representative may change the public offering price, concession or any other term of the offering. The underwriters may offer and sell notes through certain of their affiliates.

We estimate that our out-of-pocket expenses for this offering will be approximately $1.0 million.

The notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

AK Steel and AK Holding have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the “Securities Act”) relating to, any additional debt securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 30 days after the date of this prospectus supplement.

AK Steel and AK Holding have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

Certain of the underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates in the ordinary course of business, for fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated serves as agent under our Credit Facility and certain of the underwriters or their affiliates are lenders under our Credit Facility See “Conflicts of Interest.”.

If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

In connection with the offering the underwriters, may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of securities which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

A. to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

B. to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by AK Steel for any such offer; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purpose of this provision, the expression “an offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of the securities to be offered so as to enable an investor to decide to purchase the securities, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC (including amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement and the accompanying prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement and the accompanying prospectus. The notes to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

CONFLICTS OF INTEREST

More than 5% of the net proceeds of the offering will be received by each of Bank of America N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated; JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC; Citibank, N.A., an affiliate of Citigroup Global Markets Inc.; Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc.; Wells Fargo Capital Finance, LLC, an affiliate of Wells Fargo Securities, LLC, and affiliates of certain other underwriters, as repayment of the borrowings we have received from these lenders under our revolving credit facility. Because each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of Bank of America N.A.; J.P. Morgan Securities LLC, an affiliate of JPMorgan Chase Bank, N.A.; Citigroup Global Markets Inc., an affiliate of Citibank, N.A.; Deutsche Bank Securities Inc., an affiliate of Deutsche Bank Trust Company Americas; Wells Fargo Securities, LLC, an affiliate of Wells Fargo Capital Finance, LLC are participating underwriters in this offering, a “conflict of interest” is deemed to exist under the applicable provisions of Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121, which require that a “qualified independent underwriter,” as defined by the FINRA rules, participate in the preparation of the registration statement and the prospectus and exercise the usual standards of due diligence in respect thereto. Morgan Stanley & Co. LLC is serving in that capacity. We have agreed to indemnify Morgan Stanley & Co. LLC against certain liabilities incurred in connection with acting as qualified independent underwriter for the offering, including liabilities under the Securities Act. In addition, in accordance with Rule 5121, none of Merrill Lynch, Pierce, Fenner & Smith Incorporated, an affiliate of Bank of America N.A.; J.P. Morgan Securities LLC, an affiliate of JPMorgan Chase Bank, N.A.; Citigroup Global Markets Inc., an affiliate of Citibank, N.A.; Deutsche Bank Securities Inc., an affiliate of Deutsche Bank Trust Company Americas; and Wells Fargo Securities, LLC, an affiliate of Wells Fargo Capital Finance, LLC, nor any other underwriter that is deemed to have a “conflict of interest” under the FINRA rules, will make sales to discretionary accounts without the prior written consent of the customer.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York, will pass upon the validity of the notes on behalf of AK Steel and the guarantee of the notes on behalf of AK Holding. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of AK Holding’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph regarding AK Holding’s adoption of Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

AK STEEL CORPORATION

DEBT SECURITIES

AK STEEL HOLDING CORPORATION

GUARANTEES

AK Steel Corporation (“AK Steel”) may from time to time offer to sell its debt securities, which will be fully and unconditionally guaranteed by AK Steel Holding Corporation (“AK Holding”), the parent of AK Steel.

AK Steel and AK Holding may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. AK Steel and AK Holding will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus. AK Steel and AK Holding will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

The principal executive offices of the registrants are located at 9227 Centre Pointe Drive, West Chester, Ohio 45069, and their telephone number at that address is (513) 425-5000.

Investing in the securities involves risks. See “Risk Factors” on page 2 of this prospectus to read about factors you should consider before investing in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that contains a description of those securities.

The date of this prospectus is April 26, 2010

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the securities described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus, any prospectus supplement and any free writing prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and any free writing prospectus. We have not authorized anyone else to provide you with other information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement, any free writing prospectus or any document incorporated herein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise stated, or the context otherwise requires, references in this prospectus to “we,” “us” and “our” are to AK Holding and its consolidated subsidiaries, including AK Steel.

WHERE YOU CAN FIND MORE INFORMATION

AK Holding is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, in accordance with these requirements, AK Holding files reports and other information relating to its business, financial condition and other matters with the SEC. AK Holding is required to disclose in such reports certain information, as of particular dates, concerning its operating results and financial condition, officers and directors, principal holders of shares, any material interests of such persons in transactions with us and other matters. AK Holding’s filed reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of such site is: http://www.sec.gov. Reports, proxy statements and other information concerning AK Holding’s business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

Our Internet website is www.aksteel.com. We make available free of charge on our website AK Holding’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 and amendments to those reports as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC. Other than any documents expressly incorporated by

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reference, the information on our website and any other website that is referred to in this prospectus is not part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below. The information that we file later with the SEC will automatically update and in some cases supersede the information in this prospectus and the documents listed below.

•	AK Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including portions of AK Holding’s Schedule 14A filed on April 12, 2010, incorporated by reference therein;

•	AK Holding’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010;

•	AK Holding’s Current Report on Form 8-K filed on January 26, 2010; and

•	future filings made by AK Holding and AK Steel with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Secretary, AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, Telephone No. (513) 425-5000.

BUSINESS

We are a fully-integrated producer of flat-rolled carbon, specialty stainless and electrical steels and tubular products. We produce value-added carbon steels for the automotive, infrastructure and manufacturing markets. Our stainless steel products are sold primarily to customers in the automotive industry, as well as to manufacturers of food handling, chemical processing, pollution control, medical and health equipment, and distributors and service centers. Our electrical steels, which are iron-silicon alloys with unique magnetic properties, are sold primarily to manufacturers of power transmission and distribution transformers. Our tubular products are used in the automotive, large truck and construction markets.

Our operations consist of seven steelmaking and finishing plants located in Indiana, Kentucky, Ohio and Pennsylvania that produce flat-rolled carbon steels, including premium-quality coated, cold-rolled and hot-rolled products, and specialty stainless and electrical steels that are sold in hot band and sheet and strip form. Our operations also include AK Tube LLC, which further finishes flat-rolled carbon and stainless steel into welded steel tubing at its two tube plants. In addition, our operations include European trading companies which buy and sell steel and steel products and other materials.

The registered and principal executive offices of AK Holding and AK Steel are located at 9227 Centre Pointe Drive, West Chester, Ohio 45069, and their telephone number at that address is (513)  425-5000.

RISK FACTORS

Investing in our securities involves risks. Before deciding to purchase any of our securities, you should carefully consider the discussion of risks and uncertainties under “Item 1A — Risk Factors” in AK Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and “Item 1A — Risk Factors” in AK Holding’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, each of which is incorporated by reference in this prospectus, and under similar headings in AK Holding’s subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in any other documents incorporated by reference in this prospectus or in any applicable prospectus supplement or free writing prospectus. See the section entitled “Where You Can Find More Information” in this prospectus. The risks and uncertainties discussed in the documents incorporated by reference in this

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prospectus are those we currently believe may materially affect us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “should” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include risks related to:

•	reduced selling prices and shipments associated with a cyclical industry;

•	severe financial hardship or bankruptcy of one of more of our major customers;

•	decreased demand in key product markets;

•	competitive pressure from increased global steel production and imports;

•	changes in the cost of raw materials and energy;

•	issues with respect to our supply of raw materials;

•	disruptions to production;

•	our healthcare and pension obligations and related regulations;

•	not timely reaching new labor agreements;

•	major litigation, arbitrations, environmental issues and other contingencies;

•	climate change and greenhouse gas emission limitations and regulations; and

•	financial, credit, capital and/or banking markets.

The risk factors discussed under “Item 1A — Risk Factors” in AK Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and “Item 1A — Risk Factors” in AK Holding’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, and under similar headings in AK Holding’s subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in any other documents incorporated by reference into this prospectus or in any applicable prospectus supplement or free writing prospectus, could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. We expressly disclaim any obligation to update these forward-looking statements other than as required by law.

USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus or any applicable free writing prospectus, we will use the net proceeds from the sale of any debt securities that may be offered

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hereby for general corporate purposes. Such general corporate purposes may include, but are not limited to, reducing or refinancing our indebtedness or the indebtedness of our subsidiaries, financing possible acquisitions and redeeming outstanding securities. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities that may be offered under this prospectus.

PLAN OF DISTRIBUTION

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Weil, Gotshal & Manges LLP, New York, New York, will pass upon the validity of the debt securities on behalf of AK Steel and the guarantees on behalf of AK Holding.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in the prospectus by reference from AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of AK Holding’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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$300,000,000

AK Steel Corporation

8.375% Senior Notes due 2022

P R O S P E C T U S    S U P P L E M E N T

BofA Merrill Lynch

J.P. Morgan

Citigroup

Credit Suisse

Deutsche Bank Securities

Wells Fargo Securities

Morgan Stanley

Barclays Capital

FBR

Fifth Third Securities, Inc.

Goldman, Sachs & Co.

PNC Capital Markets LLC

UBS Investment Bank

March 19, 2012